UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): April 13, 2010 (April 8, 2010)

CHINA PACKAGING GROUP INC.
(Exact name of registrant as specified in its charter)

Nevada	333-148232	26-1559574
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation or organization)

No. 2 Beitang Road
Xiaoshan Economic and Technological Development Zone
Hangzhou, Zhejiang Province 311215
People’s Republic of China
(Address of principal executive offices)

(86)571-82838805
(Registrant's telephone number, including area code)

     HEALTHPLACE CORPORATION
5616 Marigold Way, Ste 303,
Naples, FL 34109
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements. The forward-looking statements are contained principally in the sections entitled “Description of Business,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. These risks and uncertainties include, but are not limited to, the factors described in the section captioned “Risk Factors” below. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

Also, forward-looking statements represent our estimates and assumptions only as of the date of this report. You should read this report and the documents that we reference and filed as exhibits to this report completely and with the understanding that our actual future results may be materially different from what we expect. Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the

USE OF CERTAIN DEFINED TERMS

Except as otherwise indicated by the context, in this report:

  “BVI” refers to the British Virgin Islands;

  “China,” “Chinese” and “PRC,” refer to the People’s Republic of China, excluding Hong Kong, Macao and Taiwan;

  “China Packaging,” “the Company,” “we,” “us,” or “our,” refers to the combined business of China Packaging Group Inc., and its wholly-owned subsidiaries, Evercharm, Great Shengda, Shengda Color and Hangzhou Shengming, but do not include the stockholders of China Packaging Group Inc.;

  “Evercharm” refers to Evercharm Holdings Limited, a BVI company and our direct, wholly owned subsidiary, and/or its direct and indirect subsidiaries, as the case may be;

  “Exchange Act” refers to the Securities Exchange Act of 1934, as amended.

  “Great Shengda” refers to Zhejiang Great Shengda Packaging Co., Ltd., a PRC company and our indirect, wholly-owned subsidiary;

  “Hangzhou Shengming” refers to Hangzhou Shengming Paper Co., Ltd., a PRC corporation and our indirect, 75%-owned subsidiary;

  “Healthplace” refers to Healthplace Corporation;

  “PRC Subsidiaries” refers to our Chinese operating subsidiaries Great Shengda, Shengda Color and Hangzhou Shengming,

  “RMB” refers to Renminbi, the legal currency of China;

  “SEC” refers to the Securities and Exchange Commission;

  “Securities Act” refers to the Securities Act of 1933, as amended;

  “Shengda Color” refers to Zhejiang Shengda Color Pre-printing Co. Ltd., a PRC corporation and our indirect, wholly-owned subsidiary;

  “Shengda Holdings” refers to Shengda (Group) Holdings Limited, an Island of Bermuda company, and

  “U.S. dollar,” “$” and “US$” refer to the legal currency of the United States.

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On April 8, 2010, we entered into a share exchange agreement, or the Share Exchange Agreement, with Evercharm and Shengda Holdings, the sole shareholder of Evercharm. Pursuant to the Share Exchange Agreement, on April 8, 2010, we acquired 100% of the issued and outstanding capital stock of Evercharm in exchange for 26,962,000 newly issued shares and 638,000 existing shares of our common stock, par value $0.001 per share, which constituted 92% of our issued and outstanding common stock on a fully-diluted basis as of and immediately after the consummation of the transactions contemplated by the Share Exchange Agreement.

The foregoing description of the terms of the Share Exchange Agreement is qualified in its entirety by reference to the provisions of the document filed as Exhibit 2.1 to this report, which is incorporated by reference herein.

ITEM 2.01	COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On April 8, 2010, we completed an acquisition of Evercharm pursuant to the Share Exchange Agreement. The acquisition was accounted for as a recapitalization effected by a share exchange, wherein Evercharm is considered the acquirer for accounting and financial reporting purposes. The assets and liabilities of the acquired entity have been brought forward at their book value and no goodwill has been recognized.

FORM 10 DISCLOSURE

As disclosed elsewhere in this report, on April 8, 2010, we acquired Evercharm in a reverse acquisition transaction. Item 2.01(f) of Form 8-K states that if the registrant was a shell company as we were immediately before the reverse acquisition transaction disclosed under Item 2.01, then the registrant must disclose the information that would be required if the registrant were filing a general form for registration of securities under the Exchange Act on Form 10.

Accordingly, we are providing below the information that would be included in a Form 10 registration statement. Please note that the information provided below relates to the combined enterprises after the acquisition of Evercharm, except that information relating to periods prior to the date of the reverse acquisition only relate to Evercharm and its subsidiaries unless otherwise specifically indicated.

DESCRIPTION OF BUSINESS

Business Overview

We are principally engaged in design, manufacture and sale of paper cartons. Paper cartons are flexo printed or color-printed paper cartons in different sizes and strength. We provide packaging solutions for a wide variety of products to food, beverage, household appliance and other consumer product companies.

Over the past 6 years, we have provided packaging solutions to Fortune 500 companies and Top 500 Chinese enterprises, including Hangzhou Wahaha Group Co., Ltd., Nongfu Spring Stock Co., Ltd., Hangzhou Cigarette Company, Samsung’s Chinese subsidiary Suzhou Samsung Electrical Co., Ltd. and Panasonic’s Chinese subsidiary Hangzhou Panasonic Home Electrical Appliance Company.

As of December 31, 2009, we had 1,486 employees. We currently have an annual capacity of 310 million square meters.

Our Corporate History and Background

We were incorporated in the State of Nevada on March 16, 2007 as a web based service provider in the business of offering an online service where health practitioners (chiropractors, dentists, massage therapists, occupational therapists, counselors, etc.) could access and purchase products and services to improve their work and home lives; including books, CDs, clothing, and accessories geared to the concerns and issues of these practitioners. However, we did not engage in any operations and were dormant from our inception until our reverse acquisition of Evercharm on April 8, 2010.

Acquisition of Evercharm

On April 8, 2010, we completed a reverse acquisition transaction through a share exchange with Evercharm and its sole shareholder, Shengda Holdings, whereby we acquired 100% of the issued and outstanding capital stock of Evercharm, in exchange for 27,600,000 shares of our common stock, which shares constituted 92% of our issued and outstanding shares on a fully-diluted basis, as of and immediately after the consummation of the reverse acquisition. As a result of the reverse acquisition, Evercharm became our wholly-owned subsidiary and Shengda Holdings, the former shareholder of Evercharm, became our controlling stockholder. The share exchange transaction with Evercharm was treated as a reverse acquisition, with Evercharm as the acquirer and China Packaging Group Inc. as the acquired party. Unless the context suggests otherwise, when we refer in this report to business and financial information for periods prior to the consummation of the reverse acquisition, we are referring to the business and financial information of Evercharm and its consolidated subsidiaries.

Upon the closing of the reverse acquisition, Sha Chen, our sole director and officer, submitted a resignation letter pursuant to which she resigned from all offices that she held and from her position as our sole director effective immediately. Also upon the closing of the reverse acquisition, our board of directors increased its size from one (1) to two (2) members and appointed Nengbin Fang and Congyi Fang to fill the vacancies created by the resignation of Ms. Chen and such increase. In addition, our executive officers were replaced by the Great Shengda executive officers upon the closing of the reverse acquisition as indicated in more detail below.

As a result of our acquisition of Evercharm, we now own all of the issued and outstanding capital stock of Evercharm, which owns the PRC Subsidiaries. Evercharm was incorporated in the British Virgin Islands on September 15, 2004 to serve as an investment holding company. Evercharm’s sole shareholder is Shengda Holdings which is 100% owned by Wealthcharm Investments Limited, or Wealthcharm. Wealthcharm is owned by our Chairman, Mr. Nengbin Fang, and his family. Great Shengda was incorporated in the PRC on November 22, 2004 and has a term through November 21, 2016. Its purpose is the manufacture and sale of corrugated fiberboard boxes and paper board.

Great Shengda owns all of the equity interests of Shengda Color, a PRC company incorporated on August 8, 2005 and having a term through August 7, 2015. Shengda Color manufactures and sells paper boxes, paper board, packaging and printing products. Shengda Color owns 75% of the equity interests of Hangzhou Shengming, which is engaged in manufacturing and sales of high grade paper board and corrugated fiberboard boxes. Hangzhou Shengming was incorporated in China on December 28, 2006 and has a term through December 27, 2021. The remaining 25% of the equity interests of Hangzhou Shengming, which is also an operating company, are owned by Cheng Loong (Hangzhou) Investment Co., Ltd., or Cheng Loong, a Samoan company. Cheng Loong is 100% owned by Shuyun Zheng, a Taiwan national. Other than the equity ownership in Hangzhou Shengming, there is no affiliation among Shuyun Zheng and us or our stockholders. Every PRC company has a finite term that can continue to be renewed for additional periods on a perpetual basis, subject to changes in applicable law.

As a result of our reverse acquisition of Evercharm, we have assumed the business and operations of Evercharm and its Chinese subsidiaries. On April 8, 2010, we amended our articles of incorporation and changed our name from “Healthplace Corporation” to “China Packaging Group Inc.” to more accurately reflect our new business.

Our Corporate Structure

The following chart reflects our organizational structure as of the date of this report.

Our Industry

Overview of Chinese Packaging Industry

The Chinese packaging industry has been growing steadily since the mid-1980s with one of the highest growth rates in the international packaging market. The country's packaging industry remains the world's third largest packaging market since 2006, employing over three million people and worth over $81 billion. The packaging industry became China's 14th largest industry sector and contributes to about 2.5% of the country's GDP.

The domestic packaging industry has evolved greatly with China’s robust economic growth. Since the 1980s, China has established 13,000 packaging companies with a production value of over RMB 400 billion in 2009. It boasts over 4,000 corrugation production lines, greater than the aggregate number in America, Japan and Europe combined. According to the Euromonitor International’s Report of Packaging Industry in China, the total annual output value of the packaging industry is expected to exceed RMB 600 billion at an annual growth rate of 16% by 2015.

The following table shows China Packaging Federation’s data of China’s paper packaging materials production and growth prediction from 1996 to 2015.

Year	Production Volume (Million tons)	CAGR/%
1996	835.34	30.6
1997	965.74	15.61
1998	1081	12
1999	1189	10
2000	1300	9.3
2005	2000	9
2010	3000	8
2015	4200	6
(source: http://som.xjtu.edu.cn/somlab/zhonguotongjinianjian/2009/indexch.htm)

According to China Packaging Federation, the Chinese government’s stimulus plan to encourage domestic consumption and increased sales of consumer goods will drive the demand for paper packages in the future. From 2005 to 2009, the production of China’s paper packaging materials increased at a compound average growth rate, or CAGR, of 8.0% . The CAGR is expected to be at 8% for 2010.

China’s Economy Growth and Rising Consumer Purchasing Power

Rising consumer purchasing power in the last few years has translated into an increasing demand for, and sales of, consumer products, such as food products, household electrical appliances and furniture. Our management believes this increase in demand has led to increasing demand for paper packaging products. The table below illustrates the increase in the total sales of consumer goods in the PRC from 2005 to 2009.

Year	2005	2006	2007	2008	2009
Total sales of consumer goods (RMB billion)	6,717.66	7,641.00	8,921.00	10,848.77	12,534.30
Percentage increase (%)	12.9	13.7	16.8	21.6	15.5
(source: http://www.caijing.com.cn/2010-01-21/110362707.html)

The famous economist Changjun Yuan stated in his book titled “Olympics and China’s Economic Development” that the 2008 Olympics would increase China’s GDP by 0.3% each year from 2002 to 2008, with GDP reaching RMB1.6 trillion in 2008. Based on the estimates made by Xinhua.net, the official website of Xinhua News Agency (China’s largest news agency), investments arising from World Expo 2010 is expected to exceed RMB350 billion. With both domestic and international driving forces, China’s economy is expected to continue its growth momentum for the next few years.

Growth of Manufacturing Sector

China’s paper carton sales volume was 12.5 billion square meters and reached 16.5 billion square meters in 2004, making China the second largest paper carton manufacturer. The paper carton industry has increased at an annual rate of 10% to 20% and reached 30 billion square meters in 2008.

Growth of the Yangtze River Delta Economic District

China has become the world’s manufacturing base and the Yangtze River Delta Economic District, which includes Xiaoshan where our subsidiaries are located, has become an important manufacturing base in China. In addition, Xiaoshan has been ranked seventh amongst China’s Top 100 counties and first among all the counties in Zhejiang province in terms of GDP growth. Xiaoshan’s GDP from 2005 to 2009 has been consistently growing as illustrated in the table below.

Year	2005	2006	2007	2008	2009
GDP (RMB million)	58,805	84,286	84,286	98,650	104,485
Percentage increase in GDP	17.5	19.0	20.4	17.0	5.9
(Sourse: Xiaoshan Government website www.xiaoshan.gov.cn)

Increase in Consumer Awareness and Sophistication

With the Chinese economy experiencing continued growth and steadily increasing living standards, a demand for convenience is transforming consumer behavior. As consumers become increasingly busier, the Chinese are becoming more interested in products that can accommodate their changing lifestyles. Consumer awareness and sophistication are also growing rapidly. Consumers are placing greater emphasis on image and lifestyle and expect and demand better quality products. Accordingly, manufacturers of consumer products seek to differentiate their products by improving their packaging. We believe that our ability to produce quality color-printed paper cartons will be in line with consumer preference, and expect an increase in demand for our color-printed paper cartons as a result in the increased awareness and sophistication of consumers generally.

Our Competitive Strengths

We believe that the following strengths enable us to compete effectively in and to capitalize on growth in the packaging industry in China:

•	We are among the leading paper packaging companies in the PRC and have a substantial production capacity. In 2006, Great Shengda was awarded the “China Packaging Leading Enterprise Award” by the China Packaging Federation and the China Packaging Entrepreneurs Union and was also named the “Development and Production Base of Paper Packaging in the PRC” by the State Economic and Trade Commission and China Packaging Federation. We believe we are among the leading paper packaging manufacturers in the PRC in terms of production capacity and have the capacity to take large orders for our customers, many of whom are amongst PRC’s Top 500 Enterprises or Fortune 500 companies.

•	We have a sophisticated quality control system and have established ourselves as a reputable manufacturer of quality paper packaging products. Our products have been ISO9001:2000 accredited since July 2002 whereas the environment control system has been GB/T-24001~ISO14001:1996 accredited since August 2003. In recognition of the quality of our products, we were issued an exemption certificate from the Inspection Bureau so that our paper cartons are exempt from routine quality inspections by the Inspection Bureau. In addition, we have developed an excellent reputation among our customers over the years and as a result our Shengda Trademark and “Shengda (胜达)” trade were designated Hangzhou Well-Known Trademark and Zhejiang Well-Known Trade Name, respectively.

•	We are located in close proximity to our customers. Our production operations are strategically located in the Economic and Technological Development Zone within the PRC manufacturing belt of Yangtze River Delta Economic District where many of our customers are located. This has enabled prompt delivery of our products to our customers and reduced transportation costs.

•	We have established good long-term working relationships with our customers and have established strategic alliances with some customers. We view our customers and suppliers as our long-term business partners and we have developed close working relationships with them, by offering them quality products, reliable services and timely product delivery at competitive prices. In addition, more than ten customers have entered into strategic alliance agreements with us pursuant to which these customers give us priority over our competitors while we assist them with developing new packaging solutions.

•	We have strong research and development capabilities. We have an experienced research and development team comprising approximately 30 research and development personnel with an average of 5 years experience. The team has successfully developed new products and technologies. They also work with reputable academic institutions and research institutes commissioned by us to undertake specific research and development projects

•	We have an experienced and capable management team. The growth and success of our business is attributable to our experienced and dedicated management team. Our management team is led by our Chairman Nengbin Fang and our CEO Daliang Teng, who have nearly 21 years and 20 years of experience respectively in the paper packaging industry and have been instrumental in spearheading our growth. Both Nengbin Fang and Daliang Teng are well recognized in the paper packaging industry and have received numerous industry awards and hold key positions in various paper packaging associations.

•	We provide quality customer service. We believe that providing quality customer service is crucial for the continued growth of our business. Our sales and marketing department provides support to our existing customers and meets with prospective customers to assess and understand their requirements. We also have a 24-hour after-sales customer service department which provides pre-sales and sales services to our customers. We have six customer service centers in Hangzhou, Suzhou, Shanghai Puxi, Taizhou, Ningbo and Shanghai Pudong to seek new customers and provide prompt customer service support to existing and potential customers located in those regions.

Our Growth Strategy

We are committed to enhancing our sales, profitability and cash flows through the following strategies:

•	We plan to increase our production capacity and further develop our color printing capabilities. We plan to increase our production capacity to meet the expected increase in demand for our products. Further, as consumers place greater emphasis on image and packaging of products, manufacturers of consumer products have increasingly sought to differentiate their products by focusing on the aesthetics of the packaging design and utilizing their product packaging as a medium for advertisement. We plan to focus on the development of our color printing capabilities to cater to this market segment of customers.

•	We will increase our market share in China, expand our sales and marketing network and strengthen our customer service support. We believe that the paper packaging industry has a substantial growth potential. We plan to increase our market share and develop new customers by increasing our existing sales and marketing activities and strengthening our customer service support in regions beyond the Yangtze River Delta Economic District.

•	We will strengthen our research and development capabilities, expand our product portfolio and improve our production efficiency. In order to maintain our competitiveness in research and development, we will continue to strengthen our research and development capabilities through staff training and equipment upgrading. We will focus our research and development on the expansion of our product portfolio to create quality products to meet the increasing demands and changing needs of our customers. In addition, our research and development team will also focus on the improvement of our existing production efficiency by lowering production cost and increasing product quality. We will also acquire new and advanced machinery and equipment for our existing research and development center. We will continue our collaboration with institutes such as the China Paper Packaging Technology Research and Development Promotion Centre for developing high-strength corrugated paper manufacturing techniques. We believe that we will be able to improve our research and development capabilities by leveraging the experience of these institutes.

•	We will seek to grow by exploiting opportunities for vertical integration. Currently, we do not manufacture raw paper, a key raw material for the production of our paper boards and paper cartons. Instead, we have been purchasing raw paper from suppliers based in the PRC. We plan to explore opportunities for acquiring paper manufacturing companies so as to achieve vertical integration of our production process. We expect that such vertical integration will enable us to effectively manage our costs and become a self-sufficient one-stop paper packaging manufacturer that is equipped to manufacture upstream products such as paper as well as downstream products. In addition, to increase vertical integration of our operations, we plan to establish a manufacturing facility in Jiangsu. The manufacturing facility will engage in the production of high-strength raw paper that can be used in the manufacture of our paper cartons.

•	We will expand our customer service centers. In order to penetrate into key markets within the Yangtze River Delta Economic District, we plan to set up a processing factory and warehouse in Suzhou. In addition, we plan to strengthen our customer service network by establishing two customer service centers in Nanjing and Wuhu which will be in close proximity to us.

Our Products

The paper cartons that we design, manufacture and sell are flexo printed or color-printed paper cartons. Our paper cartons are used for a wide variety of products, such as food, beverages, cigarettes, liquor, electrical equipment, furniture and clothes. Our paper cartons are available in a wide range of sizes and strength depending on the type, weight and size of the products and the manner in which these packages are used.

Our customers include suppliers and traders of paper products as well as consumer products manufacturers such as food, electronics, machinery, tobacco, liquor, chemical, furniture, pharmaceuticals, garments, chemical and consumer products.

Our paper cartons are made of paper boards machine-cut to the designed dimensions and then folded into paper cartons. We use single-layer, double-layer and triple-layer paper boards and corrugated paper sheets sandwiched among Kraft paper sheets (Kraft paper is paper produced from the chemical pulp of softwood processed by the Kraft process. It is strong and relatively coarse). The thickness of the paper boards and the type of corrugated paper sheets used are key determinants of the strength of the paper cartons manufactured.

Our paper cartons and paper boards are summarized below:

Type of paper boards (upstream product)	Type of paper cartons	Recommended applications
using the strongest combination of the various
types of corrugated paper

	Single-layer paper cartons	Packaging for food, drinks and
medicine

Single-layer paper boards comprising a single
sheet of corrugated paper sandwiched between
two sheets of Kraft paper.

	Double-layer paper cartons	Packaging for garments, chemicals,
furniture, refrigerators and
Double-layer paper boards comprising two sheets		air-conditioners
of corrugated paper sandwiched between three
sheets of Kraft paper.

	Triple-layer paper cartons	Packaging for electrical machinery,
motor-cycles, and other heavy-duty
Triple-layer corrugated paper boards comprising		products
three sheets of corrugated paper sandwiched
between four sheets of Kraft paper.

Manufacturing

Manufacturing Facilities

Our production is carried out at Great Shengda, Shengda Color and Hangzhou Shengming, all of which are strategically located within the PRC manufacturing belt of Yangtze River Delta Economic District.

Great Shengda

The gross production area of Great Shengda is approximately 112,437 square meters. We employed 1,004 persons at Great Shengda as of December 31, 2009. Great Shengda manufactures paper boards and both flexo printed and color-printed paper cartons.

Great Shengda is equipped with (1) two corrugated paper board production lines including a BHS2800 paper board production line from BHS, a German manufacturer; (2) two multi-purpose paper carton flexo printing production lines from EMBA, a Swedish manufacturer; (3) six fully-automated flexo printing and mould-cutting machines; and (4) four five-color off-set printers. The BHS2800 paper board production line is among the world’s most advanced paper board production equipment.

Shengda Color

The gross production area of Shengda Color is approximately 30,661 square meters. We employed 145 persons at Shengda Color as of December 31, 2009. Shengda Color as of December 31, 2009. Shengda Color is equipped with (1) one seven-color pre-printing production line, (2) one three-layer corrugated paper production line, (3) two automatic box printing and mould cutting machines, and (4) two automatic mould cutting machines. Shengda Color manufactures paper boxes and paper boards.

Hangzhou Shengming

Hangzhou Shengming has a gross production area of approximately 47,942 square meters. We employed 337 persons at Hangzhou Shengming as of December 31, 2009. Hangzhou Shengming is equipped with one BHS2500 paper board production line and six fully-automated flexo printing and mold-cutting machines. It manufactures paper boards and flexo printed paper cartons.

Utilities

Electricity is our principal source of energy for our manufacturing operations. If a power shortage or stoppage were to occur, we have back-up power supply in the form of our two-way power supply and our own power generators at each of our companies which we believe are able to provide sufficient back-up power to ensure that our manufacturing operations will not be disrupted. To date, we have not experienced any prolonged power shortages or stoppages.

Maintenance

We carry out weekly maintenance and servicing for our production equipment. As a result of our regular maintenance, we have not experienced any major shutdown or disruption to our manufacturing operations.

Production Capacity And Utilization

Our production capacity is limited by our production floor area, production equipment and manpower.

The following table illustrates the maximum production capacity and the approximate utilization rate for our production lines for the manufacture of paper boards, flexo printed paper cartons and color-printed cartons at our Xiaoshan Plant for 2007, 2008 and 2009:

	Paper Boards		Flexo Printed Paper Cartons		Color-Printed Paper Cartons
	Maximum		Maximum		Maximum
	Production		Production		Production
	Capacity	Approximate	Capacity	Approximate	Capacity	Approximate
	(Machine	Utilization	(Machine	Utilization	(Machine	Utilization
	Hours)(1)	Rate (%)(2)	Hours)(1)	Rate (%)(2)	Hours)(1)	Rate (%)(2)
FY2009	29,200	75.5%	116,800	73.4%	21,300	73.4%
FY2008	21,900	76.8%	102,200	74.8%	21,900	74.8%
FY2007	21,900	71.9%	96,740	69.8%	21,900	69.9%

(1)

Our maximum annual production capacity in respect of paper boards, flexo printed paper cartons and color-printed paper cartons is in each case, measured in terms of machine hours and calculated based on the formula:

	Maximum =	{Number of machines used in the manufacture of paper boards, flexo printed paper cartons production and color-printed paper cartons (as the case may be)} x 20 hours per day x 365 days capacity

(2)

Approximate utilization rate of the machines used to manufacture paper boards, flexo printed paper cartons and color-printed paper cartons production machines is in each case, based on the actual utilization of such machines computed as a percentage of the maximum production capacity in respect of such machines.

Manufacturing Processes

The production process for our paper boards and paper cartons is illustrated below:

Product Design
Pre-Heating and Drying
Corrugating, Compression and Gluing
Combination of Layers of Paper Boards
Heating and Drying
Paper Board Production
Ink-Printing
Color-Printing (including off-set printing, varnishing and gluing)
Ink-Printed Paper Carton Production
Color-Printed Paper Carton Production
Post-Printing
•Die-cutting; Slitting; Slotting and Scoring
•Folding, and Stapling or Gluing

Product Design

After receiving orders from customers, we meet with our customers to understand their products and target consumer market, and then assist them in designing packaging that is suitable for their purposes and that appeals to their consumers.

While our customers typically provide us with their own packaging design and specifications, our production development team and design team have also designed paper cartons for many of our customers. Our team works closely with our customers to meet their requirements with regard to structure and function as well as graphic design.

Our production team then produces a sample product based on the customers’ designs or our own designs. Tests will be conducted on this sample product at our in-house testing center to ensure that it meets the design specifications. Mass production begins once the sample is approved by the customer.

Corrugated Board Production

Pre-heating and drying

The key raw materials used in the manufacture of our paper boards are Kraft paper and raw paper.

Raw paper is fed into corrugators production machines (such as our BHS2800 corrugated paper board production line), and pre-heated to reduce the moisture level for the corrugating process.

Corrugating, compression and gluing

The pre-heated paper is transformed into corrugated paper with different flute-depth through a corrugating process. Kraft paper is then glued to this corrugated paper to form a semi-completed paper board.

Combination of layers of corrugated paper boards

Glue adhesive is applied to combine semi-completed paper boards with Kraft paper or other semi-completed paper boards to form single-layer, double-layer or triple-layer paper boards.

Heating and drying

The corrugated boards then pass through a heating process to dry the glue adhesive to improve the bonding strength between the layers of the corrugated boards before warehouse storage or the manufacture of paper cartons.

Paper Carton Production

Printing

Flexo Printing

Flexography (often abbreviated to flexo) is a form of printing process which utilizes a flexible relief plate and water based ink. It can be used for printing on almost any type of substrate including plastic, metallic films, cellophane, and paper. It is widely used for printing on the non-porous substrates required for various types of food packaging (it is also well suited for printing large areas of solid color).

Our customer’s approved artwork is transferred to a flexible plate with a plate making machine. Then the flexible plate is installed into a water based ink printing machine, and the artwork is directly transferred onto the surface of the corrugated boards from the printing machine.

Offset color printing and finishing (including offset printing, varnishing and gluing)

Offset color printing utilizes oil-based ink to print. The visual effect of color-printed artwork is superior to ink-printed artwork.

Artwork pre-approved by customers are either captured on film and transferred onto printing plates or are transferred directly onto printing plates from the computer using the computer-to-plate, or CTP, method.

CTP involves the transfer of digital images of artwork from computers directly onto printing plates without the use of film. CTP produces images that are closer to the customers’ original artwork and produces cleaner and sharper results and saves time by eliminating the use of film.

Offset printing

Offset printing involves the transfer of ink on paper via a printing plate. The image areas of the printing plates are rendered ink receptive and water repellent, while the non-image areas of the printing plates are rendered water receptive and ink repellent. The printing plates will be mounted onto a cylindrical drum on the printing machine. The printing plates are dampened, first by water rollers then by ink rollers. The image area of the printing plates picks up the ink and water keeps ink out of non-image areas of the printing plates. Each plate transfers its image onto a rubber blanket cylinder which then transfers the image onto paper.

Lamination and varnishing

Depending on design specifications and customers’ requirements, the prints may need a layer of lamination or liquid varnishing. This makes the printed artwork water resistant and gives it a glossy appearance.

Gluing

The printing paper (containing the printed artwork) is then glued onto the semi-completed paper board.

Post-printing

Die-Cutting, slitting, slotting and scoring

Flexo printed and offset printed paper boards undergo die-cutting and slitting to produce a pre-folded paper carton in accordance with the paper carton design, and also undergo slotting and scoring to create the fold-lines for folding.

Folding, and stapling or gluing

The pre-folded paper carton is then stapled or glued by the automated stapling and gluing machines to produce paper cartons which are semi-folded. These finished products are then either delivered to our customers immediately or warehoused pending delivery.

Raw Materials

The key raw materials used in the manufacture of our paper boards are Kraft paper and raw paper. Raw materials are purchased only from pre-selected suppliers after evaluation by our purchasing department, production and quality assurance departments based on stringent selection criteria such as pricing, the quality of their raw materials and services, their track record, financial condition and market reputation.

Our Suppliers and Supplier Arrangements

Our major suppliers who accounted for 5% or more of our purchases for 2008 and 2009 are as follows:

Supplier	2008	2009

Zhejiang Jingxing Paper Group Papermaking Co., Ltd.	12.15%	8.70%
Wuxi Rongchen Paper Co., Ltd.	5.25%	6.66%
Zhejiang Ji An Paper Co., Ltd.	12.03%	9.43%
Jiangsu ChangFeng Paper Factory	7.48%	7.05%
Jiangsu Lee & Man Paper Manufacturing Co., Ltd.	11.90%	8.80%
Jiaxin Dahua Paper Industry Co., Ltd.	5.93%	<5%
Linbo Dongteng Paper Industry Co. Ltd.	<5%	5.23%
Zhejiang Rongchen Paper Co. Ltd.	<5%	6.09%

Our Customers

As of December 31, 2009, we had more than 300 customers.

Our three largest customers are Hangzhou Wahaha Group Co., Ltd., Nongfu Spring Stock Co., Ltd. and Hangzhou Cigarette Company, all of whom are PRC Top 500 Enterprises. We also have Fortune 500 company clients such as Hangzhou Panasonic Home Electrical Appliance Co., Ltd., Suzhou Samsung Electrical Co., Ltd., Zhejjang Shell Chemical Engineering Petroleum Co. Ltd. and Hangzhou Zhongcui Foods Co. Ltd., a major sales agent of The Coca Cola Company.

Our major customers who accounted for 5% or more of our total revenue for 2008 and 2009 are as follows:

Customer	2008	2009

Hangzhou Wahaha Group Co., Ltd.	6.73%	11.00%
Nongfu Spring Stock Co., Ltd.	5.94	<5%
Hangzhou Cigarette Company	6.38%	8.23%
Suzhou Samsung Electrical Co., Ltd	7.29%	6.89%
Hangzhou Panasonic Home Electrical Appliance	<5%	7.07%
Chuangcheng Package Design Co. Ltd	7.06%	<5%

We have also entered into strategic alliance agreements with more than 10 customers, including our three major customers, namely, Hangzhou Wahaha Group Co., Ltd., Nongfu Spring Stock Co., Ltd., and Hangzhou Cigarette Company.

Pursuant to the terms of these agreements, we give these customers priority fulfillment of their orders and manufacturing of their corrugated paper cartons. In exchange, these customers give us priority as a supplier when they place their orders. We also cooperate with customers in development of new packaging for their products. We believe that these strategic alliances will strengthen the reliability of our services.

We are not aware of any information or arrangements which would lead to a cessation or termination of our current relationship with any of our major customers.

Sales and Marketing

Congyi Fang leads our sales and marketing department which included 38 sales personnel and marketing executives as of December 31, 2009. Our sales and marketing department is responsible for setting sales and marketing strategies and promoting our products.

Our sales and marketing strategies include (1) direct sales and marketing activities, (2) advertisements and publications, and (3) participation in trade fairs and exhibitions.

Direct sales and marketing activities

Our sales team has regular meetings with our existing customers to better understand their requirements and promote our new products. The team also reaches out to prospective customers to promote our products.

Advertisements and publications

We advertise through a variety of channels including billboards, industry publications such as the China Packaging Daily and the Packaging World, our corporate website www.cnpgi.com and industry websites such as the China Packaging website www.pack.net.cn.

Participation in trade fairs and exhibitions

We participate regularly in trade fairs and exhibitions in PRC such as the PRC Corrugated Paper Cartons and Machinery Exhibition and the PRC International Corrugated Exhibition. Those trade fairs and exhibitions provide us with a platform to showcase our new products, establish contact with potential and existing customers and gather information on the latest products.

Customer Service

Our customer service department was comprised of 28 customer service personnel led by Fajun Huang as of December 31, 2009. The department provides pre-sales services such as sample designs; sales services such as production monitoring to ensure timely delivery of products; and after-sales customer service such as feedback and guidance on product usage. Our after-sales customer service is available to our customers 24 hours a day throughout the year.

Our customer service department oversees our six customer service centers in Hangzhou, Suzhou, Shanghai Pudong, Taizhou, Ningbo and Shanghai Puxi, where many Fortune 500 companies and PRC top 500 enterprises are located. These customers services centers have enabled us to provide timely service to our existing customers and have increased our presence and facilitated our sales and marketing activities in these regions.

Competition

The packaging market in China is highly segmented and competitive. There are over 13,000 paper board manufacturers in China, most of which are relatively small in size. The top 30 manufacturers only have an aggregate of 11% of the Chinese market. The primary barriers to enter the market include obtaining a printing license and significant capital investment in large-scale production facilities. The total sales of paper cartons was 30 billion square meters in 2008. (Source: China Paper Packaging Industry Analysis Report) Great Shengda’s current annual capacity is 310 million square meters, accounting for over 1% of the Chinese market. We believe our competitive advantages are: cost-effectiveness, large production capacity, advanced technologies and equipments deployed in our manufacture process, and our well-known brand name.

As a leading packaging company in China, we mainly face competition from the following leading domestic players:

•	Ningbo Asia Paper Tube Paper Carton Co. Ltd. Ningbo Asia Paper Tube Paper Carton Co. was established in 1996 as a wholly foreign owned company held by Jinguang Group Asia Paper Co., Ltd. Its annual production capacity is 170 million square meters. Its major products include corrugated paper and paper boxes and industrial paper tubes. The products are ISO9001:2000 accredited and its environmental management system is IS14000 accredited.

•	Salfo Package Group Co. Ltd. Salfo Package Group Co was established in 1994. It is a major manufacturer of corrugated paper boxes, environmentally-friendly paper and offset printing products. Its annual production capacity is 84 million square meters. The products are ISO9001:2000 accredited and its environmental management system is IS14000 accredited. Its customers include Hangzhou Wahaha Group Co., Ltd., Nongfu Spring Stock Co., Ltd., The Coca Cola Company, Samsung, Ikea, and Panasonic.

•	Zhejiang Zhongbao Pactiv Packaging Co., Ltd. Zhejiang Zhongbao Pactiv Packaging Co. has an annual capacity of 75 million square meters. The products are ISO9001:2000 accredited and its environmental management system is IS14000 accredited. Its customers include Phillips, The Coca Cola Company, Samsung, HP, and Toshiba.

Intellectual Property
Trademark

Great Shengda owns the following trademark:

	Place of		Trademark	Expiration
Trademark	Registration	Class	Number	Date	Registrant
	PRC	16 Applicable to paper goods and printed matter	1275491	N/A	Great Shengda

We believe that our trademark has significant value and is important for marketing and building brand recognition. We are not aware of any third party currently using a trademark similar to our Shengda Tradmark in the PRC.

Patents

We have the following patents applications pending:

Patent	Type	Application Date
Securing key to use on dedusting board	Utility model	April 13, 2009
Foldable water containing paper	Utility model	April 13, 2009
Corrugated paper boxes with preservation device	Utility model	April 13, 2009
Interior structure for circular packing	Utility model	April 13, 2009
Spraying device for hot board of corrugated machine	Utility model	April 13, 2009
Paper packing box for textiles	Utility model	April 13, 2009
Movable supermarket display shelf	Utility model	April 13, 2009
Structure of hand handler on packing box	Utility model	April 13, 2009
Paper display shelf	Utility model	April 13, 2009
Air abstractor box for corrugated machine	Utility model	April 13, 2009

Computer Software Copyright

We also have the following registered computer software copyright:

Certificate No.	软著登字第0153016号
Registration No.	2009SR026017
Software Name	Bank Fund Management System
Obtaining Method	Original
Scope of Right	Entire Software
Completion Date	March 4, 2008
First Publishing Date	May 14, 2008
Certificate Issuance Date	July 3, 2009
Issued by	PRC National Copyright Administration

Environmental Matters

Our manufacturing facilities are subject to various pollution control regulations with respect to noise and air pollution and the disposal of waste and hazardous materials. We also are subject to periodic inspections by local environmental protection authorities. Our operating subsidiaries have received certifications from the relevant PRC government agencies indicating that their business operations are in material compliance with the relevant PRC environmental laws and regulations. We are not currently subject to any pending actions alleging any violations of applicable PRC environmental laws.

Regulation

Because our operating subsidiaries are located in the PRC, we are regulated by the national and local laws of the PRC.

We are subject to the environmental regulations described in the preceding section entitled “Our Business – Environmental Matters.”

We are also subject to China’s foreign currency regulations. The PRC government has controlled Renminbi reserves primarily through direct regulation of the conversion of Renminbi into other foreign currencies. Although foreign currencies, which are required for “current account” transactions, can be bought freely at authorized PRC banks, the proper procedural requirements prescribed by PRC law must be met. At the same time, PRC companies are also required to sell their foreign exchange earnings to authorized PRC banks, and the purchase of foreign currencies for capital account transactions still requires prior approval of the PRC government.

Under current PRC laws and regulations, Foreign Invested Entities, or FIEs, may pay dividends only out of their accumulated after-tax profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, FIEs in China are required to set aside at least 10.0% of their after-tax profit based on PRC accounting standards each year to their general reserves until the cumulative amount of such reserves reaches 50.0% of their registered capital.

These reserves are not distributable as cash dividends. The board of directors of an FIE has the discretion to allocate a portion of the FIEs’ after-tax profits to staff welfare and bonus funds, which may not be distributed to equity owners except in the event of liquidation.

We do not face any significant government regulation in connection with the production of our products. We do not require any special government permits to produce our products other than those permits that are required of all corporations in China.

We hold a printing license for the flexo printing and color-printing of paper cartons. This printing license is valid until December 31, 2010, and is renewable at the end of its validity by application to the relevant authorities.

If this printing license is revoked or suspended or we are unable to renew this printing license for any reason, our business operations and correspondingly, our financial performance, would be adversely affected.

Our Employees

As of December 31, 2009, we employed a total of 1,486 full-time employees. The following table sets forth the number of employees by function:

Function	Number of Employees
Senior Management	6
Sales and Marketing	38
Development Strategies Department	20
Engineering Department	29
Quality Control	79
Human Resources & Administration	7
Accounting	16
Manufacturing Staff	1291
Total	1486

As required by applicable PRC law, we have entered into employment contracts with most of our officers, managers and employees. We are working towards entering employment contracts with those employees who do not currently have employment contracts with us. We believe that we maintain a satisfactory working relationship with our employees, and we have not experienced any significant disputes or any difficulty in recruiting staff for our operations.

Our employees in China participate in a state pension scheme organized by PRC municipal and provincial governments. We are currently required to contribute to the scheme at the rate of 100% of the average monthly salary.

In addition, we are required by PRC law to cover employees in China with various types of social insurance, and we believe that we are in material compliance with the relevant PRC laws.

Insurance

We have purchased the following insurance policies:

•	Property all-risks insurance in respect of our existing fixed assets and properties under construction, and inventories; and
•	Insurance against damage of selected key equipment such as our BHS2800 paper board production line and our EMBA multi-purpose paper carton flexo printing production lines.

All the policies are effective and the premiums have been paid. The total insurance expense incurred in 2009 was approximately RMB 211,702.70 (approximately $31,010). These insurance policies are reviewed annually to ensure that the coverage is adequate.

Our management believes that the coverage from these insurance policies is adequate for our present operations. However, significant damage to our operations or any of our properties, whether as a result of fire and/or other causes, may still have a material adverse impact on our results of operations or financial condition.

Currently, we have not taken up any product liability insurance for the products manufactured by us as it is neither an industry requirement nor practice within our industry.

We do not maintain any business interruption insurance.

Litigation

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. We are currently not a party to any legal proceeding and are not aware of any legal claims that we believe will have a material adverse affect on our business, financial condition or operating results.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this report, before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

We are vulnerable to shortages in raw materials or fluctuations in raw material prices.

The main raw material used in manufacturing our paper cartons is raw paper.

In order to ensure timely delivery of quality products to our customers at competitive prices, we need to obtain sufficient quantities of good quality raw materials at acceptable prices in a timely manner. There is no assurance that we will be able to obtain sufficient quantities of raw materials from our suppliers which are of an acceptable quality and acceptable price in a timely manner.

Furthermore, as raw paper is a commodity, we are vulnerable to the risk of rising paper prices, which is determined by demand and supply conditions in the global and the PRC market. Should there be any significant increases in the price of paper, and if we are unable to pass on such increases in costs to our customers or find alternative suppliers who are able to supply us raw paper at reasonable prices, our business and profitability would be adversely affected.

We are dependent on our major customers.

Sales to our three major customers, Hangzhou Wahaha Group Co., Ltd, Nongfu Spring Stock Co., Ltd and Hangzhou Cigarette Company accounted in aggregate for more than 15% of the Company’s revenue for 2008 and 2009 respectively.

Our ability to retain these major customers is therefore important to our continued success. There is however no assurance that these customers will continue to purchase our products at the current levels in the future. There is also no assurance that we will be able to decrease our dependence on these major customers over time. In the event that these major customers cease or reduce significantly their purchase of our products and we are unable to obtain substitute orders of comparable size, there will be a material adverse impact on our financial performance and position.

We are dependent on our management team.

We attribute our success to the leadership and contributions of our managing team comprising executive directors and key executives, in particular, to our Chairman, Nengbin Fang, and our Chief Executive Officer, Daliang Teng.

Our continued success is therefore dependent to a large extent on our ability to retain the services of these key management personnel. The loss of their services without timely and qualified replacement, will adversely affect our operations and hence, our revenue and profits. The loss of the services of Nengbin Fang and Daliang Teng in particular, will have an adverse impact on our performance.

We may be unable to adequately safeguard our intellectual property or we may face claims that may be costly to resolve or that limit our ability to use such intellectual property in the future.

Our business is reliant on our intellectual property. Our technical know-how is the result of our research and development efforts, which we believe to be proprietary and unique. However, we are unable to assure you that third parties will not assert infringement claims against us in respect of our intellectual property or that such claims will not be successful. It may be difficult for us to establish or protect our intellectual property against such third parties and we could incur substantial costs and diversion of management resources in defending any claims relating to proprietary rights. If any party succeeds in asserting a claim against us relating to the disputed intellectual property, we may need to obtain licenses to continue to use the same. We cannot assure you that we will be able to obtain these licenses on commercially reasonable terms, if at all. The failure to obtain the necessary licenses or other rights could cause our business results to suffer.

Further, we rely upon a combination of trade secrets, non-disclosure and other contractual agreements with our employees as well as limitation of access to and distribution of our intellectual property in our efforts to protect intellectual property. However, our efforts in this regard may be inadequate to deter misappropriation of our proprietary information or we may be unable to detect unauthorized use and take appropriate steps to enforce our rights. Policing unauthorized use of our intellectual property is difficult and there can be no assurance that the steps taken by us will prevent misappropriation of our intellectual property.

Where litigation is necessary to safeguard our intellectual property, or to determine the validity and scope of the proprietary rights of others, this could result in substantial costs and diversion of our resources and could have a material adverse effect on our business, financial condition, operating results or future prospects.

Infringement of our intellectual property rights in respect of our Shengda Trademark may be costly.

Our Shengda Trademark is protected through trademark registration in the PRC.

If third parties infringe upon our intellectual property rights in respect of our Shengda Trademark by unlawfully passing off their products as our products imitating or using our Shengda Trademark without authorization from us, we may face considerable difficulties and costly litigation in order to fully protect these intellectual property rights, which may affect our profitability. We are unable to assure you that our brand reputation or sales volume will not be adversely affected by such misappropriation of our intellectual property rights.

Our facilities and inventory may be affected by fire or natural calamities.

A fire, floods or other natural calamity may result in significant damage of our inventory and our production facilities. If we are unable to obtain timely replacements of damaged inventory or equipment, then major disruptions to our production would result which would have significant adverse effect on our operations and financial results. For example, it would take us about four months to replace our German BHS2800 paper board production line if that line were significantly damaged. During that time, our production would be significantly hampered and our revenues diminished. We do not have any insurance covering this potential loss.

We may not have sufficient insurance coverage.

We have maintained insurance coverage for certain fixed assets (including our manufacturing facilities) and inventories. However, we currently do not maintain any insurance policies against loss of key personnel and business interruption as well as product liability claims. If such events were to occur, our business, financial performance and financial position may be materially and adversely affected.

Inability to maintain our competitiveness would adversely affect our financial performance.

We operate in a competitive environment and face competition from existing competitors and new market entrants. Some of these existing competitors are able to manufacture products which are similar to ours and compete with each other on key attributes which include scale and capacity of our production facilities, pricing, brand name, timely delivery and customer service.

Competition in the products we manufacture could increase, or our competitors may be able to price their products more attractively, or may develop or acquire technology that is comparable to our intellectual property.

There is no assurance that we will be able to compete successfully in the future. Any failure by us to remain competitive would adversely affect our financial performance.

We are exposed to credit risks of our customers.

We typically grant our customers credit periods ranging from 30 to 90 days.  For 2007, 2008 and 2009, our accounts receivable turnover days were 47 days, 59 days and 71 days respectively.

Our financial position, profitability and cash flows are dependent to a large extent on the creditworthiness of our customers and their ability to pay us on a timely basis.

If there is deterioration in the creditworthiness of our customers, our profitability and cash flows will be adversely affected.

We may be adversely affected by a significant or prolonged economic downturn in the level of consumer spending in the industries and markets served by our customers.

Our business is affected by the number of orders that we are able to secure from our customers, which is determined by the level of business activity of our customers. The level of business activity of our customers is in turn determined by the level of consumer spending within the industries and markets such as PRC that our customers serve.

Any significant or prolonged decline of the PRC economy or economy of such markets served by our customers will affect consumers’ disposable income and consumer spending in these markets, and lead to a decrease in demand for consumer products.

To the extent that such decrease in demand for consumer products translates into a decline in the demand for paper packaging products such as our paper cartons, our performance will be adversely affected.

Revocation or failure to renew the license for our printing business will adversely affect our business.

We hold a printing license for the flexo printing and color-printing of paper cartons. This printing license is valid until December 31, 2010, and is renewable at the end of its validity by application to the relevant authorities.

If this printing license is revoked or suspended or we are unable to renew this printing license for any reason, our business operations and correspondingly, our financial performance, would be adversely affected.

We may be unable to effectively manage our expansion.

We have identified several growth plans. These expansion plans may strain our financial resources. They may also overstretch our management personnel and require us to restructure our management structure.

If we are unable to successfully manage our expansion, we may encounter operational and financial difficulties which would in turn adversely affect our business and financial results.

We may require additional funding for our growth plans, and such funding may result in a dilution of your investment.

We attempted to estimate our funding requirements in order to implement our growth plans.

If the costs of implementing such plans should exceed these estimates significantly or if we come across opportunities to grow through expansion plans which cannot be predicted at this time, and our funds generated from our operations prove insufficient for such purposes, we may need to raise additional funds to meet these funding requirements.

These additional funds may be raised by issuing equity or debt securities or by borrowing from banks or other resources. We cannot ensure that we will be able to obtain any additional financing on terms that are acceptable to us, or at all. If we fail to obtain additional financing on terms that are acceptable to us, we will not be able to implement such plans fully. Such financing even if obtained, may be accompanied by conditions that limit our ability to pay dividends or require us to seek lenders’ consent for payment of dividends, or restrict our freedom to operate our business by requiring lender’s consent for certain corporate actions.

Further, if we raise additional funds by way of a rights offering or through the issuance of new shares, any shareholders who are unable or unwilling to participate in such an additional round of fund raising may suffer dilution in their investment.

We may be exposed to potential risks relating to our internal controls over financial reporting and our ability to have those controls attested to by our independent auditors.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, or SOX 404, the SEC adopted rules requiring public companies to include a report of management on the company’s internal controls over financial reporting in their annual reports, including Form 10-K. In addition, the independent registered public accounting firm auditing a company's financial statements must also attest to and report on the operating effectiveness of the company’s internal controls. We were not subject to these requirements for the fiscal year ended December 31, 2009; accordingly, we have not evaluated our internal control systems in order to allow our management to report on, and our independent auditors to attest to, our internal controls as required by these requirements of SOX 404. Under current law, we will be subject to these requirements beginning with our annual report for the fiscal year ending December 31, 2010. We can provide no assurance that we will comply with all of the requirements imposed thereby. There can be no assurance that we will receive a positive attestation from our independent auditors. In the event we identify significant deficiencies or material weaknesses in our internal controls that we cannot remediate in a timely manner or we are unable to receive a positive attestation from our independent auditors with respect to our internal controls, investors and others may lose confidence in the reliability of our financial statements.

Our holding company structure may limit the payment of dividends.

We have no direct business operations, other than our ownership of our subsidiaries. While we have no current intention of paying dividends, should we decide in the future to do so, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments. In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions as discussed below. If future dividends are paid in RMB, fluctuations in the exchange rate for the conversion of RMB into U.S. dollars may reduce the amount received by U.S. stockholders upon conversion of the dividend payment into U.S. dollars.

Chinese regulations currently permit the payment of dividends only out of accumulated profits as determined in accordance with Chinese accounting standards and regulations. Our subsidiaries in China are also required to set aside a portion of their after tax profits according to Chinese accounting standards and regulations to fund certain reserve funds. Currently, our subsidiaries in China are the only sources of revenues or investment holdings for the payment of dividends. If they do not accumulate sufficient profits under Chinese accounting standards and regulations to first fund certain reserve funds as required by Chinese accounting standards, we will be unable to pay any dividends.

RISKS RELATED TO DOING BUSINESS IN CHINA

Changes in China's political or economic situation could harm us and our operating results.

Economic reforms adopted by the Chinese government have had a positive effect on the economic development of the country, but the government could change these economic reforms or any of the legal systems at any time. This could either benefit or damage our operations and profitability. Some of the things that could have this effect are:

•	Level of government involvement in the economy;
•	Control of foreign exchange;
•	Methods of allocating resources;
•	Balance of payments position;
•	International trade restrictions; and
•	International conflict.

The Chinese economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, or OECD, in many ways. For example, state-owned enterprises still constitute a large portion of the Chinese economy, and weak corporate governance and the lack of a flexible currency exchange policy still prevail in China. As a result of these differences, we may not develop in the same way or at the same rate as might be expected if the Chinese economy was similar to those of the OECD member countries.

Uncertainties with respect to the PRC legal system could limit the legal protections available to you and us.

We conduct substantially all of our business through our operating subsidiaries in the PRC. Our operating a subsidiaries are generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws applicable to foreign-invested enterprises. The PRC legal system is based on written statutes, and prior court decisions may be cited for reference but have limited precedential value. Since 1979, a series of new PRC laws and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, since the PRC legal system continues to evolve rapidly, the interpretations of many laws, regulations, and rules are not always uniform, and enforcement of these laws, regulations, and rules involve uncertainties, which may limit legal protections available to you and us. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention. In addition, all of our executive officers and all of our directors are residents of China and not of the United States, and substantially all the assets of these persons are located outside the United States. As a result, it could be difficult for investors to affect service of process in the United States or to enforce a judgment obtained in the United States against our Chinese operations and subsidiaries.

You may have difficulty enforcing judgments against us.

Most of our assets are located outside of the United States and most of our current operations are conducted in the PRC. In addition, most of our directors and officers are nationals and residents of countries other than the United States. A substantial portion of the assets of these persons is located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons. It may also be difficult for you to enforce in U.S. courts judgments on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, most of whom are not residents in the United States and the substantial majority of whose assets are located outside of the United States. In addition, there is uncertainty as to whether the courts of the PRC would recognize or enforce judgments of U.S. courts. Our counsel as to PRC law has advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. Courts in China may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other arrangements that provide for the reciprocal recognition and enforcement of foreign judgments with the United States. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates basic principles of PRC law or national sovereignty, security, or the public interest. So it is uncertain whether a PRC court would enforce a judgment rendered by a court in the United States.

The PRC government exerts substantial influence over the manner in which we must conduct our business activities.

The PRC government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property, and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of the jurisdictions in which we operate may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof and could require us to divest ourselves of any interest we then hold in Chinese properties or joint ventures.

Under the New Enterprise Income Tax Law, China Packaging or Evercharm may be classified as a “resident enterprise” of China. Such classification will likely subject China Packaging or Evercharm and our non-PRC stockholders to different tax treatment by the PRC tax authorities.

Under China’s Enterprise Income Tax Law and its implementing rules, or collectively the EIT Law, which became effective on January 1, 2008, an enterprise established outside of China with “de facto management bodies” within China is considered a “resident enterprise.” That means the enterprise can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. The implementing rules define de facto management as “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise. On April 22, 2009, the State Administration of Taxation issued the Notice Concerning Relevant Issues Regarding Cognizance of Chinese Investment Controlled Enterprises Incorporated Offshore as Resident Enterprises pursuant to Criteria of de facto Management Bodies, or the Notice, which became effective retroactively on January 1, 2008, further interpreting the application of the EIT Law to non-Chinese enterprise or group controlled offshore entities. Pursuant to the Notice, an enterprise incorporated in an offshore jurisdiction and controlled by a Chinese enterprise or group will be classified as a “non-domestically incorporated resident enterprise” if (i) its senior management in charge of daily operations reside or perform their duties mainly in China; (ii) its financial or personnel decisions are made or approved by bodies or persons in China; (iii) its substantial assets and properties, accounting books, corporate chops, board and shareholder minutes are kept in China; and (iv) at least half of its directors with voting rights or senior management often resident in China. A resident enterprise would be subject to an enterprise income tax rate of 25% on its worldwide income and must pay a withholding tax at a rate of 10% when paying dividends to its non-PRC stockholders. However, it remains unclear as to whether the Notice is applicable to an offshore enterprise incorporated by a Chinese natural person. Nor are detailed measures on imposition of tax from non-domestically incorporated resident enterprises are available. Therefore, it is unclear how tax authorities will determine tax residency based on the facts of each case.

If a Chinese natural person were regarded as equivalent to a Chinese enterprise or group by Chinese tax authorities, China Packaging or Evercharm may be deemed to be a resident enterprise for PRC enterprise income tax purposes. If the PRC tax authorities determined that China Packaging or Evercharm were a “resident enterprise”, China Packaging or Evercharm may be subject to the enterprise income tax at a rate of 25% on its worldwide taxable income as well as PRC enterprise income tax reporting obligations. In our case, this would mean that income such as interest on financing proceeds and non-China source income would be subject to PRC enterprise income tax at a rate of 25%, adjustable in accordance with any available tax treaties between China and the resident countries. Under the EIT Law, dividends paid to “resident enterprise” from Chinese subsidiaries would qualify as “tax-exempt income,” but dividends paid by the “resident enterprise” in turn to non-PRC shareholders may be subject to a 10% withholding tax. However, the PRC foreign exchange control authorities, which enforce the withholding tax, have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes. Finally, it is possible that future guidance issued with respect to the new “resident enterprise” classification could result in a situation in which a 10% withholding tax is imposed on dividends China Packaging pays to our non-PRC stockholders and with respect to gains derived by our non-PRC stockholders from transferring our shares. We are actively monitoring the possibility of “resident enterprise” treatment for the 2010 tax year.

In the future, if China Packaging or Evercharm is treated as a “resident enterprise” by PRC tax authorities, China Packaging or Evercharm will be subject to taxation in both the U.S. and China, and their PRC tax may not be creditable against their U.S. tax.

Future inflation in China may inhibit our ability to conduct business in China.

In recent years, the Chinese economy has experienced periods of rapid expansion and highly fluctuating rates of inflation. During the past ten years, the rate of inflation in China has been as high as 5.9% and as low as -0.8% . These factors have led to the adoption by the Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause the Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products and our company.

Restrictions on currency exchange may limit our ability to receive and use our sales effectively.

The majority of our sales will be settled in RMB and U.S. dollars, and any future restrictions on currency exchanges may limit our ability to use revenue generated in RMB to fund any future business activities outside China or to make dividend or other payments in U.S. dollars. Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the RMB for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises may only buy, sell or remit foreign currencies after providing valid commercial documents, at those banks in China authorized to conduct foreign exchange business. In addition, conversion of RMB for capital account items, including direct investment and loans, is subject to governmental approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items. We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the RMB.

Fluctuations in exchange rates could adversely affect our business and the value of our securities.

The value of our common stock will be indirectly affected by the foreign exchange rate between the U.S. dollar and RMB and between those currencies and other currencies in which our sales may be denominated. Appreciation or depreciation in the value of the RMB relative to the U.S. dollar would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations. Fluctuations in the exchange rate will also affect the relative value of any dividend we issue that will be exchanged into U.S. dollars, as well as earnings from, and the value of, any U.S. dollar-denominated investments we make in the future.

Since July 2005, the RMB has no longer been pegged to the U.S. dollar. Although the People’s Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the RMB may appreciate or depreciate significantly in value against the U.S. dollar in the medium to long term. Moreover, it is possible that in the future PRC authorities may lift restrictions on fluctuations in the RMB exchange rate and lessen intervention in the foreign exchange market.

Very limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions. While we may enter into hedging transactions in the future, the availability and effectiveness of these transactions may be limited, and we may not be able to successfully hedge our exposure at all. In addition, our foreign currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert RMB into foreign currencies.

Restrictions under PRC law on our PRC subsidiaries' ability to make dividends and other distributions could materially and adversely affect our ability to grow, make investments or acquisitions that could benefit our business, pay dividends to you, and otherwise fund and conduct our business.

Substantially all of our sales are earned by our PRC subsidiaries. However, PRC regulations restrict the ability of our PRC subsidiary to make dividends and other payments to its offshore parent company. PRC legal restrictions permit payments of dividends by our PRC subsidiaries only out of their accumulated after-tax profits, if any, determined in accordance with PRC accounting standards and regulations. Our PRC subsidiaries are also required under PRC laws and regulations to allocate at least 10% of their annual after-tax profits determined in accordance with PRC GAAP to a statutory general reserve fund until the amounts in said fund reaches 50% of our registered capital. Allocations to these statutory reserve funds can only be used for specific purposes and are not transferable to us in the form of loans, advances, or cash dividends. Any limitations on the ability of our PRC subsidiaries to transfer funds to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends and otherwise fund and conduct our business.

RISKS RELATED TO THE MARKET FOR OUR STOCK

Our common stock is quoted on the OTC Bulletin Board which may have an unfavorable impact on our stock price and liquidity.

Our common stock is quoted on the OTC Bulletin Board. The OTC Bulletin Board is a significantly more limited market than the New York Stock Exchange or NASDAQ system. The quotation of our shares on the OTC Bulletin Board may result in a less liquid market available for existing and potential stockholders to trade shares of our common stock, could depress the trading price of our common stock and could have a long-term adverse impact on our ability to raise capital in the future.

We are subject to penny stock regulations and restrictions.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. If our common stock becomes a “penny stock,” we may become subject to Rule 15g-9 under the Exchange Act, or the Penny Stock Rule. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

There can be no assurance that our common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

Provisions in our articles of incorporation and bylaws or Nevada law might discourage, delay or prevent a change of control of us or changes in our management and, therefore depress the trading price of the common stock.

Our articles of incorporation authorize our board of directors to issue up to 100,000,000 shares of preferred stock. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by our board of directors without further action by the stockholders. These terms may include voting rights including the right to vote as a series on particular matters, preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. The issuance of any preferred stock could diminish the rights of holders of our common stock, and therefore could reduce the value of such common stock. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of our board of directors to issue preferred stock could make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change-in-control, which in turn could prevent our stockholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the market price of our common stock.

In addition, Nevada corporate law and our articles of incorporation and bylaws contain other provisions that could discourage, delay or prevent a change in control of our Company or changes in its management that our stockholders may deem advantageous. These provisions:

  deny holders of our common stock cumulative voting rights in the election of directors, meaning that stockholders owning a majority of our outstanding shares of common stock will be able to elect all of our directors;

  require any stockholder wishing to properly bring a matter before a meeting of stockholders to comply with specified procedural and advance notice requirements; and

  allow any vacancy on the board of directors, however the vacancy occurs, to be filled by the directors.

We do not intend to pay dividends within one year.

We intend to retain any earnings to finance the development and expansion of our business in one year, and we do not anticipate paying any cash dividends on our common stock. Accordingly, investors must be prepared to rely on sales of their common stock after price appreciation to earn an investment return, which may never occur. Investors seeking cash dividends should not purchase our common stock. Any determination to pay dividends in the future will be made at the discretion of our board of directors and will depend on our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our board deems relevant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We are principally engaged in design, manufacture and sale of paper cartons. Paper cartons are flexo printed or color-printed paper cartons in different sizes and strength. We provide packaging solutions for a wide variety of products to food, beverage, household appliance and other consumer product companies.

Over the past 6 years, we have provided packaging solutions to Fortune 500 companies and Top 500 Chinese enterprises, including Hangzhou Wahaha Group Co., Ltd., Nongfu Spring Stock Co., Ltd., Hangzhou Cigarette Company, Samsung’s Chinese subsidiary Suzhou Samsung Electrical Co., Ltd. and Panasonic’s Chinese subsidiary Hangzhou Panasonic Home Electrical Appliance Company.

As of December 31, 2009, we had 1,486 employees. We currently have an annual capacity of 310 million square meters.

Because our recent operations have been limited to the operations of Evercharm and its subsidiaries, the discussion below of our performance is based upon the audited financial statements of the PRC Subsidiaries for the years ended December 31, 2009, 2008 and 2007, which are included in this report.

Recent Developments

On April 8, 2010, we completed a reverse acquisition transaction through a share exchange with Evercharm and its sole shareholder, Shengda Holdings, whereby we acquired 100% of the issued and outstanding capital stock of Evercharm, in exchange for 27,600,000 shares of our common stock, which shares constituted 92% of our issued and outstanding shares on a fully-diluted basis, as of and immediately after the consummation of the reverse acquisition. As a result of the reverse acquisition, Evercharm became our wholly-owned subsidiary and Shengda Holdings, the former shareholder of Evercharm, became our controlling stockholder. See “Description of Business – Our Corporate History and Background – Acquisition of Evercharm” above for more information regarding Evercharm and its subsidiaries.

Upon the closing of the reverse acquisition, Sha Chen, our sole director and officer, submitted a resignation letter pursuant to which she resigned from all offices that she held and from her position as our sole director effective immediately. Also upon the closing of the reverse acquisition, our board of directors increased its size from one (1) to two (2) members and appointed Nengbin Fang and Congyi Fang to fill the vacancies created by the resignation of Ms. Chen and such increase. In addition, our executive officers were replaced by the Great Shengda executive officers upon the closing of the reverse acquisition as indicated in more detail below.

For accounting purposes, the share exchange transaction was treated as a reverse acquisition, with Evercharm as the acquirer and China Packaging as the acquired party.

Taxation

United States

China Packaging is subject to United States tax at a tax rate of 34%. No provision for income taxes in the United States has been made as China Packaging had no taxable income for 2009, 2008 and 2007.

British Virgin Islands

Evercharm was incorporated in the BVI and under the current laws of the BVI, is not subject to income taxes.

China

Great Shengda was granted a tax benefit and was subject to a 12% Enterprise Income Tax, or EIT and 1.2% local tax for fiscal year 2007, and favorable tax rate at 12.5% for fiscal years of 2008 and 2009. Hangzhou Shengming was exempt from EIT for 2007 and 2008 and was granted 12.5% EIT for 2009, 2010 and 2011. Shengda Color was subject to 25% EIT tax for 2008 and 2009.

China passed a new Enterprise Income Tax Law, or the EIT Law, and its implementing rules, both of which became effective on January 1, 2008. The EIT Law and its implementing rules generally provide that a 10% withholding tax applies to China-sourced income derived by non-resident enterprises for PRC enterprise income tax purposes unless the jurisdiction of incorporation of such enterprises’ shareholder has a tax treaty with China that provides for a different withholding arrangement.

We incurred income taxes of $1,698,064 for the year ended December 31, 2009, a decrease of $138,251 or 7.53% from the taxes we incurred in the same 2008 period, which were $1,836,315. This decrease in taxes was due to the withholding tax for dividend distributed to Evercharm incurred in 2008, while no such event incurred in 2009. We incurred income taxes of $1,194,505 for the year ended December 31, 2007, which is $641,810 or 34.95% less than the taxes we incurred in the same 2008 period. It was due to the growth of our revenue and operation profit in 2008 and the withholding tax in 2008 mentioned above.

Our future effective income tax rate depends on various factors, such as tax legislation, the geographic composition of our pre-tax income and non-tax deductible expenses incurred. Our management carefully monitors these legal developments and will timely adjust our effective income tax rate when necessary.

Results of Operations

Comparison of Fiscal Year Ended December 31, 2009, 2008 and 2007

The following table sets forth key components of our results of operations for the periods indicated, in dollars and as a percentage of revenue.

	Year Ended December 31
	2009		2008		2007
	Amount	Percent	Amount	Percent	Amount	Percent
	(U.S.	of	(U.S.	of	(U.S.	of
	dollars)	Revenues	dollars)	Revenues	dollars)	Revenues
Revenues	$94,664,477	100.00%	$92,289,406	100.00%	$79,116,893	100.00%
Cost of goods sold	69,227,722	73.13%	68,834,379	74.59%	59,593,160	75.32%
Gross margin	25,436,755	26.87%	23,455,027	25.41%	19,523,733	24.68%
Operating expenses
Selling expenses	6,986,769	7.38%	7,102,250	7.70%	5,796,808	7.33%
General and administrative expenses	4,157,667	4.39%	4,769,220	5.17%	3,910,042	4.94%
	11,144,436	11.77%	11,871,470	12.87%	9,706,850	12.27%
Other income (expenses)
Interest income	620,039	0.65%	621,454	0.67%	504,778	0.64%
Interest expense	(856,618)	-0.90%	(995,707)	-1.08%	(901,384)	-1.14%
	(236,579)	-0.25%	(374,253)	-0.41%	(396,606)	-0.5%
Income before income tax expense and noncontrolling interest	14,055,740	14.85%	11,209,304	12.15%	9,420,277	11.91%
Income tax expense	1,698,064	1.79%	1,836,315	1.99%	1,194,505	1.51%
Net income	12,357,676	13.05%	9,372,989	10.16%	8,225,772	10.40%
Less: net income attributable to noncontrolling interest	(205,776)	-0.22%	(422,159)	-0.46%	(322,809)	-0.41%
Net income attributable to stockholders	$12,151,900	12.84%	$8,950,830	9.70%	$7,902,963	9.99%

Revenues. Revenues increased $2.38 million, or 2.57%, to $94.66 million in 2009 from $92.29 million in 2008, and revenue increased $13.17 million, or 16.65%, to $92.29 million in 2008 from $79.12 million in 2007. The increase was mainly attributable to: (1) increased demand for our products fueled by rapid industrialization and manufacturing development in China, (2) our successful marketing efforts, (3) our ability to retain existing customers and develop additional large customers, and (4) our brand name is recognized by the customers more and more.

Cost of Good Sold. Our cost of good sold increased $0.39 million, or 0.57%, to $69.23 million in 2009 from $68.83 million in 2008 and increased $9.24 million, or 15.51%, to $68.83 million in 2008 from $59.59 million in 2007. This increase was mainly due to the sales increase in 2009 compared with 2008 and sales increase in 2008 compared with 2007 as well. The cost of good sold, as a percentage of sales revenue, decreased from 74.59% in 2008 to 73.13% in 2009 and decrease from 75.32% in 2007 to 74.59% in 2008. The decrease is due to the lower purchase price of raw materials and the improved technology resulting from the continuous process of equipment utilization, which eliminated waste, reduced the time it takes to finish an activity from start to finish, increased production and decreased cycle time.

Gross Margin. Our gross margin increased $1.98 million, or 8.45%, to $25.44 million during 2009 from $23.46 million in 2008 and $3.93 million, or 20.14% during 2008 from $19.52 in 2007. Gross margin as a percentage of sales revenue was 26.87% during 2009 as compared to 25.41% during 2008 and was 24.68% during 2007. Such percentage increase was mainly attributable to our efforts to optimize our product mix and maximize our profitability. In response to the market demand and through intensive sales efforts, we significantly increased our sales to the consumption industry.

Selling Expenses. Our selling expenses decreased $0.12 million, or 1.63%, to $6.99 million during 2009 from $7.10 million in 2008 while increased $1.31 million, or 22.52% in 2008 from $5.80 million in 2007. As a percentage of sales revenue, selling expenses in 2009 decreased to 7.38%, as compared to 7.70% for 2008, while increased in 2008 from 7.33% for 2007. Due to the less favorable market situation in 2008, we started to make every effort to develop, expand and explore the market, resulting in larger selling expenses in 2008. The increase from 2007 to 2008 is mainly attributable to the expansion of business in 2008.

General and Administrative Expenses. Our administrative expenses decreased $0.61 million, or 12.82%, to $4.16 million during 2009 from $4.77 million in 2008 while increased $0.86 million, or 21.97%, from $3.91 million in 2007. As a percentage of sales revenue, administrative expenses in 2009 decreased to 4.39%, as compared to 5.17% for 2008, while increased in 2008 from 4.94% for 2007. The decrease is mainly attributable to the strict expense controls and improved management efficiency. The increase from 2007 to 2008 is mainly attributable to the expansion of business in 2008.

Interest Expenses.

Our interest expenses decreased $0.14 million, or 13.97%, to $0.86 million during 2009 from $1 million in 2008, while increased $0.09 million, or 10.46% in 2008 from $0.90 million in 2007. As a percentage of sales revenue, interest expenses in 2009 decreased to 0.90%, as compared to 1.08% for 2008, while decreased in 2008 from 1.14% for 2007. The fluctuation is mainly attributable to the more or less short term loan borrowed from banks during the years.

Income Before Income Tax Expense and Noncontrolling Interest. Income before income tax expense and noncontrolling interest increased $2.85 million, or 25.39%, to $14.06 million in 2009 from $11.22 million in 2008 and increased $1.79 million, or 18.99% in 2008 from $9.42 million in 2007. Income before income tax expense and noncontrolling interest as a percentage of sales revenue increased to 14.85% in 2009, as compared to 12.15% in 2008 and increased in 2008 from 11.91% for 2007, which was due to the factors described above.

Income Tax Expense. Our income taxes decreased to $1.70 million from $1.84 million during 2009 as compared to 2008, while increased $0.64 million, or 53.73% in 2008 from $1.19 million in 2007. The fluctuation of income taxes was mainly attributable to Great Shengda declared a dividend distribution to Evercharm in 2008, totaling RMB45 million (US$6.5 million) and a 10% withholding tax of RMB4.5 million (US$0.65 million) was accrued in accordance with the EIT Law.

Net Income. Our net income increased $2.98 million, or 31.84%, to $12.36 million in 2009 from $9.37 million in 2008, and increased $1.15 million, or 13.95% in 2008 from $8.23 million for 2007 as a result of the factors described above.

Liquidity and Capital Resources

As of December 31, 2009, we had cash and cash equivalents of $12.7 million and restricted cash of $4.40 million. The following table provides detailed information about our net cash flow for all financial statements periods presented in this report.

Cash Flow
(All amounts in U.S. dollars)

	Year ended December 31,
	2009	2008	2007
Net cash provided by operating activities	$16,829,943	$3,320,024	$9,923,470
Net cash used in investing activities	(3,561,399)	(6,657,641)	(7,592,585)
Net cash provided by (used in) financing activities	(7,432,932)	3,315,450	(6,978,510)
Effects of foreign currency exchange rate fluctuation	3,582	396,178	256,736
Net cash flows	$5,839,194	$374,011	$(4,390,889)

Operating Activities

Net cash provided by operating activities was $16.83 million for 2009, as compared to $3.32 million net cash provided by operating activities for the same period in 2008, and the figure was $9.92 million in 2007. In 2009, we experienced significant growth in sales orders due to high market demand. The change is attributable to our efforts to finance from our suppliers through the account and notes payable. In contrary, we financed much less working capital from our suppliers in 2008, as compared to 2007, which resulted in the decrease net cash provided by operating activities in 2008.

Investing Activities

Net cash used in investing activities was $3.56 million for 2009, as compared to $6.66 million net cash used in investing activities for the same period in 2008 and the figure was $7.59 million for 2007. The change was mainly attributable to the payment for the acquisition of Hangzhou Shengming in 2008 amounting to $3 million and purchased the equipment and machinery in 2007 amounting to $7.59 million.

Financing Activities

Net cash used in financing activities was $7.43 million for 2009, as compared to $3.32 million net cash provided by financing activities for the same period in 2008, and the net cash used in financing activities was $6.98 million for 2007. The change was mainly due to the proceeds from and repayments of short-term loans and dividend distribution.

All of short-term loans were denominated in RMB for working capital purpose and were guaranteed by Shengda Group Co., Ltd. or SD Group, with an average balance of US$17,464,155 and weighted average interest rates of 4.805% for the year ended December 31, 2009. SD Group is an affiliate of Great Shengda in that it is under the common control of our Chairman Mr. Fang and his family.

We believe that we maintain good relationships with the various banks we deal with and our current available working capital, and bank loans referenced above, should be adequate to sustain our operations at our current levels through at least the next twelve months.

Obligations Under Material Contracts

As of the date of the Report, we are party to several loan agreements, including:

  Loan Agreement, dated July 22, 2009, between Great Shengda and Xiaoshan BOC, pursuant to which Xiaoshan BOC provided a loan with a total amount of RMB 18,000,000 (approximately $2,640,000). The agreement is for a term of six months. The interest rate is 4.86% per annum.

  Loan Agreement, dated October 19, 2009, between Great Shengda and Xiaoshan Branch of Bank of China, or Xiaoshan BOC, pursuant to which Xiaoshan BOC provided a loan with a total amount of RMB 10,000,000 (approximately $1,467,000). The agreement is for a term of six months. The interest rate is 4.86% per annum.

  Loan Agreement, dated November 11, 2009, between Great Shengda and Xiaoshan BOC, pursuant to which Xiaoshan BOC provided a loan with a total amount of RMB 30,000,000 (approximately $4,401,000). The agreement is for a term of six months. The interest rate is 4.86% per annum.

  Loan Agreement, dated December 21, 2009, between Great Shengda and Xiaoshan BOC, pursuant to which Xiaoshan BOC provided a loan with a total amount of RMB 15,000,000 (approximately $2,200,500). The agreement is for a term of six months. The interest rate is 4.86% per annum.

  Loan Agreement, dated December 30, 2009, between Hangzhou Shengming and Xiaoshan Branch of Agriculture Bank of China , pursuant to which Xiaoshan Branch of Agriculture Bank of China provided a loan with a total amount of RMB 1,000,000 (approximately $146,700). The agreement is for a term of six months. The interest rate is floating rate of benchmark lending rate announced by People’s Bank of China plus/minus 10% with annual rate of 4.374%.

  Loan Agreement, dated February 3, 2010, between Great Shengda and Xiaoshan BOC, pursuant to which Xiaoshan BOC provided a loan with a total amount of RMB 20,000,000 (approximately $2,929,502). The agreement is for a term of six months. The interest rate is 4.86% per annum.

  Commercial Bill Acceptance Agreement, dated September 21, 2009, between Great Shengda and Xiaoshan BOC, pursuant to which Xiaoshan BOC provided three commercial bills with a total amount of RMB 10,000,000 (approximately $1,467,000). The commission is 0.05% of the bill amount. In case of any alternation in business mode including re-organization, planning for IPO, disposal of material assets, change of shareholding structure and other events that may affect Great Shengda’s financial status and capacity to perform under the Agreement, Great Shengda shall notify Xiaoshan BOC in a timely manner and if such event may materially and adversely affect Great Shengda’s capacity to repay, such event must obtain Xiaoshan BOC’s consent. Great Shengda notified Xiaoshan BOC its merger with Healthplace and obtained consent from Xianshao BOC.

  Commercial Bill Acceptance Agreement, dated October 15, 2009, between Great Shengda and Xiaoshan BOC, pursuant to which Xiaoshan BOC provided eleven commercial bills with a total amount of RMB 20,000,000 (approximately $2,934,000). SD Group is the guarantor under a Maximum Guarantee Contract. The commission is 0.05% of the bill amount. In case of any alternation in business mode including re-organisation, planning for IPO, disposal of material assets, change of shareholding structure and other events that may affect Shengda’s financial status and capacity to perform under the Agreement, Great Shengda shall notify Xiaoshan BOC in a timely manner and if such event may materially and adversely affect Great Shengda’s capacity to repay, such event must obtain Xiaoshan BOC’s consent. Great Shengda notified Xiaoshan BOC its merger with Healthplace and obtained consent from Xianshao BOC.

  Commercial Bill Acceptance Agreement, dated December 28, 2009, between Great Shengda and Xiaoshan BOC, pursuant to which Xiaoshan BOC provided four commercial bills with a total amount of RMB 20,000,000 (approximately $2,934,000). SD Group is the guarantor under a Maximum Guarantee Contract. The commission is 0.05% of the bill amount. In case of any alternation in business mode including re-organisation, planning for IPO, disposal of material assets, change of shareholding structure and other events that may affect Shengda’s financial status and capacity to perform under the Agreement, Great Shengda shall notify Xiaoshan BOC in a timely manner and if such event may materially and adversely affect Great Shengda’s capacity to repay, such event must obtain Xiaoshan BOC’s consent. Great Shengda notified Xiaoshan BOC its merger with Healthplace and obtained consent from Xianshao BOC.

  Commercial Bill Acceptance Agreement, dated January 12, 2010, between Great Shengda and Xiaoshan BOC, pursuant to which Xiaoshan BOC provided seven commercial bills with a total amount of RMB 20,000,000 (approximately $2,934,000). SD Group is the guarantor under a Maximum Guarantee Contract. The commission is 0.05% of the bill amount. In case of any alternation in business mode including re-organisation, planning for IPO, disposal of material assets, change of shareholding structure and other events that may affect Shengda’s financial status and capacity to perform under the Agreement, Great Shengda shall notify Xiaoshan BOC in a timely manner and if such event may materially and adversely affect Great Shengda’s capacity to repay, such event must obtain Xiaoshan BOC’s consent. Great Shengda notified Xiaoshan BOC its merger with Healthplace and obtained consent from Xianshao BOC.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires our management to make assumptions, estimates and judgments that affect the amounts reported, including the notes thereto, and related disclosures of commitments and contingencies, if any. We have identified certain accounting policies that are significant to the preparation of our financial statements. These accounting policies are important for an understanding of our financial condition and results of operation. Critical accounting policies are those that are most important to the portrayal of our financial conditions and results of operations and require management’s difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management’s current judgments. We believe the following critical accounting policies involve the most significant estimates and judgments used in the preparation of our financial statements.

Revenue recognition

We recognize revenue in accordance with Staff Accounting Bulletin No. 104, “Revenue recognition,” or ASC Topic 605. All of the following criteria must exist in order for us to recognize revenue: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) price to the buyer is fixed or determinable; and (4) collectability is reasonably assured.

Delivery does not occur until products have been shipped to the customers, risk of loss has transferred to the customers and customers’ acceptance has been obtained, or we have objective evidence that the criteria specified in customers’ acceptance provisions have been satisfied. The sales price is not considered to be fixed or determinable until all contingencies related to the sale have been resolved.

In the PRC, value added tax, or VAT, of 17% on the invoice amount is collected in respect of the sales of goods on behalf of tax authorities. The VAT collected is not revenue to us; instead, the amount is recorded as a liability on the balance sheet until such VAT is paid to the authorities.

Accounts and notes receivable

Accounts receivable are recognized and carried at original sales amount less an allowance for uncollectible accounts, as needed.

Accounts receivable are reviewed periodically as to whether they are past due based on contractual terms and their carrying value has become impaired. An allowance for doubtful accounts is recorded in the period in which loss is determined to be probable based on an assessment of specific evidence indicating doubtful collection, historical experience, account balance aging and prevailing economic conditions. Accounts receivable balances are written off after all collection efforts have been exhausted. No significant account receivable balance was written off for the years ended December 31, 2009, 2008 and 2007.

Notes receivable represent bankers’ acceptances that have been arranged with third-party financial institutions by certain customers to settle their purchases from us. These bankers’ acceptances are non-interest bearing and are collectible within six months. Such sales and purchasing arrangements are consistent with industry practices in the PRC.

There are no outstanding amounts from customers that individually represent greater than 10% of the total balance of accounts receivable for the years presented.

Income taxes

We follows Statement of Financial Accounting Standard, or SFAS, No. 109, “Accounting for Income Taxes,” or ASC Topic 740, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates, applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

Fair value measurements

Financial instruments include cash and cash equivalents, accounts and notes receivable, prepayments and other receivables, short-term loans, accounts and notes payable, other payables and amounts due to related party. The carrying amounts of these financial instruments approximate their fair value due to the short term maturities of these instruments.

We adopted SFAS No. 157, “Fair Value Measurements,” or ASC Topic 820-10, on January 1, 2008 for all financial assets and liabilities and nonfinancial assets and liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a recurring basis (at least annually). ASC Topic 820-10 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. We have not adopted ASC Topic 820-10 for non financial assets and non financial liabilities, as these items are not recognized at fair value on a recurring basis.

ASC Topic 820-10 defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, we consider the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

ASC Topic 820-10 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. ASC Topic 820-10 establishes three levels of inputs that may be used to measure fair value:

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

Concentration of Risks

Concentration of Credit Risk

Assets that potentially subject us to significant concentration of credit risk primarily consist of cash and cash equivalents, accounts and notes receivable. As of December 31, 2009 and 2008, substantially all of our cash and cash equivalents were deposited in financial institutions located in the PRC, which management believes are of high credit quality. Accounts receivable are typically unsecured and are derived from revenue earned from customers in the PRC. The risk with respect to accounts receivable is mitigated by credit evaluations we perform on our customers and its ongoing monitoring process of outstanding balances.

Concentration of Customers

Except for one customer accounted for 11% of the total revenue in the year ended December 31, 2009, there are no any other revenues from customers which individually represent greater than 10% of the total revenues for the periods presented.

Current vulnerability due to certain other concentrations

Our operations may be adversely affected by significant political, economic and social uncertainties in the PRC. Although the PRC government has been pursuing economic reform policies for more than 30 years, no assurance can be given that the PRC government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption or unforeseen circumstances affecting the PRC’s political, economic and social conditions. There is also no guarantee that the PRC government’s pursuit of economic reforms will be consistent or effective.

We transact all of its business in RMB, which is not freely convertible into foreign currencies. On January 1, 1994, the PRC government abolished the dual rate system and introduced a single rate of exchange as quoted daily by the People’s Bank of China, or the PBOC. However, the unification of the exchange rates does not imply that RMB may be readily convertible into US$ or other foreign currencies. All foreign exchange transactions continue to take place either through the PBOC or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the PBOC. Approval of foreign currency payments by the PBOC or other institutions requires submitting a payment application form together with suppliers’ invoices, shipping documents and signed contracts.

Additionally, the value of RMB is subject to changes in central government policies and international economic and political developments affecting supply and demand in the PRC foreign exchange trading system market.

Recently issued accounting pronouncements

The Financial Accounting Standards Board, or FASB, establishes the Accounting Standards Codification, or ASC

In June 2009, the FASB issued Accounting Standards Update No. 2009-01, “Generally Accepted Accounting Principles,” or ASC Topic 105, which establishes the FASB Accounting Standards Codification, or the Codification or ASC, as the official single source of authoritative U.S. GAAP. All then existing accounting standards were superseded. All other accounting guidance not included in the Codification then is considered non-authoritative. The Codification also includes all relevant SEC guidance organized using the same topical structure in separate sections within the Codification.

Following the Codification, FASB does not issue new standards in the form of Statements, FASB Staff Positions or Emerging Issues Task Force Abstracts. Instead, it issues Accounting Standards Updates, or ASUs, which will serve to update the Codification, provide background information about the guidance and provide the basis for conclusions on the changes to the Codification.

The Codification is not intended to change U.S. GAAP, but it changes the way U.S. GAAP is organized and presented. The Codification is effective for our 2009 annual consolidated financial statements and the principal impact on our financial statements is limited to disclosures as all future references to authoritative accounting literature are referenced in accordance with the Codification. In order to ease the transition to the Codification, we are providing the Codification cross-reference alongside the references to the standards issued and adopted prior to the adoption of the Codification.

Fair Value Accounting

In April 2009, the FASB issued the following updates that provide additional application guidance and enhance disclosures regarding fair value measurements and impairments of securities:

FASB Staff Position, or FSP, FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly,” or ASC Topic 820-10-65. This update relates to determining fair values when there is no active market or where the price inputs being used represent distressed sales. It reaffirms the need to exercise judgment to ascertain if a formerly active market has become inactive and in determining fair values when markets have become inactive.

FSP FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments,” or ASC topic 320-10-65. This update applies to investments in debt securities for which other-than-temporary impairments may be recorded. If an entity’s management asserts that it does not have the intent to sell a debt security and it is more likely than not that it will not have to sell the security before recovery of its cost basis, then an entity may separate other-than-temporary impairments into two components: (1) the amount related to credit losses (recorded in earnings) and (2) all other amounts (recorded in Other comprehensive income).

FSP FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments,” or ASC Topic 820-10-65. This update requires a public traded company to disclosure about the fair value of its financial instruments whenever it issues summarized financial information for interim reporting periods.

The above FSPs are effective for interim and annual reporting periods ending after June 15, 2009, and shall be applied prospectively. We believe the adoption of the above guidance does not have a material effect on its financial statements.

In August 2009, FASB issued ASU No. 2009-05 which amends ASC Topic 820-10, “Fair Value Measurements and Disclosures – Overall” to provide guidance on the fair value measurement of liabilities. This update requires clarification for circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the following techniques: (1) a valuation technique that uses either the quoted price of the identical liability when traded as an asset or quoted prices for similar liabilities or similar liabilities when traded as an asset; or (2) another valuation technique that is consistent with the principles in ASC Topic 820 such as the income and market approach to valuation. The amendments in this update also clarify that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability. This update further clarifies that if the fair value of a liability is determined by reference to a quoted price in an active market for an identical liability, that price would be considered a Level 1 measurement in the fair value hierarchy. Similarly, if the identical liability has a quoted price when traded as an asset in an active market, it is also a Level 1 fair value measurement if no adjustments to the quoted price of the asset are required. This authoritative guidance is effective for fiscal years beginning on or after June 15, 2010. We do not expect the adoption of this guidance to have a material effect on its Financial Statements.

Business Combinations

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations,” or ASC Topic 805. This guidance requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date. That replaces cost-allocation process of SFAS No. 141, “Business Combinations” (SFAS 141), which required the cost of an acquisition to be allocated to the individual assets acquired and liabilities assumed based on their estimated fair values. This guidance also requires the acquirer in a business combination achieved in stages to recognize the identifiable assets and liabilities, as well as the noncontrolling interest in the acquiree, at the full amounts of their fair values. In a bargain purchase in which the total acquisition-date fair value of the identifiable net assets acquired exceeds the fair value of the consideration transferred plus any noncontrolling interest in the acquiree, this guidance requires the acquirer to recognize that excess in earnings as a gain attributable to the acquirer.

This guidance is required to be applied prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. There was no business combination occurred for the year ended December 31, 2009.

In April 2009, the FASB issued Staff Position No. FSP FAS 141(R)-1, “Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies,” or ASC Topic 805-20. This updated guidance amended the accounting treatment for assets and liabilities arising from contingencies in a business combination and requires that pre-acquisition contingencies be recognized at fair value, if fair value can be reasonably determined. If fair value cannot be reasonably determined, measurement should be based on the best estimate in accordance with SFAS No. 5, “Accounting for Contingencies,” or ASC Topic 450. We do not have any assets acquired or liabilities assumed in a business combination that arise from contingencies.

Other Accounting Changes

In December 2007, the FASB issued SFAS No.160, “Noncontrolling Interests in Consolidated Financial Statements (as amended)” or ASC Topic 810-10. This guidance establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. It changes the way the consolidated income statement is presented and requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. It eliminates the requirement to apply purchase accounting to a parent's acquisition of noncontrolling ownership interests in a subsidiary. It requires that the noncontrolling interest continue to be attributed its share of losses even if that attribution results in a deficit noncontrolling interest balance. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. This guidance shall be applied prospectively as of the beginning of the fiscal year in which this guidance is initially applied, except for the presentation and disclosure requirements. We have retrospectively apply the presentation and disclosure requirements for all periods presented and believes the adoption of this guidance had no material effect on its financial position and results of operations.

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events,” or ASC Topic 855, which is effective for interim or annual financial periods ending after June 15, 2009. ASC Topic 855 establishes general standards of accounting and disclosure of events that occur after the balance sheet but before financial statements are issued or are available to be issued. However, since we are a public entity, management is required to evaluate subsequent events through the date that financial statements are issued and disclose the date through which subsequent events have been evaluated, as well as the date the financial statements were issued. This authoritative guidance became effective for interim or annual periods ending after June 15, 2009. The adoption of this guidance did not have a material effect on the our financial statements.

In February 2010, FASB issued ASU No. 2010-09 which removes the requirement for an SEC filer to disclose a date in both issued and revised financial statements. This amendment shall be applied prospectively for interim or annual financial periods ending after June 15, 2010. The management does not believe the adoption will have a material effect on the Group’s financial statements.

During 2009 and 2010, the FASB has issued several ASU’s – ASU No. 2009-02 through ASU No. 2010-11. Except for ASU’s No. 2009-05 discussed above, the ASU’s entail technical corrections to existing guidance or affect guidance related to specialized industries or entities and therefore have minimal, if any, impact on the Group.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Seasonality

Our operating results and operating cash flows historically have not been subject to seasonal variations. This pattern may change, however, as a result of new market opportunities or new product introductions.

DESCRIPTION OF PROPERTY

There is no private land ownership in China. Individuals and companies are permitted to acquire land use rights for specific purposes. We currently do not have any land use rights. Instead we lease most of the property that we need to operate our business from related parties.

Great Shengda leases 112,437 square meters from Hangzhou Xin Shengda Investment Co., Ltd., or Xin Shengda. This property consists of three office buildings and one warehouse. This property is located at No. 2 Beitang Road, Xiaoshan Economic and Technological Development Zone. Our directors Nengbin Fang and Congyi Fang are two of the owners of Xin Shengda. The lease term is from January 1, 2010 to December 31, 2012. The annual rental rate is RMB 1 million per year.

Shengda Color leases 30,661 square meters from Zhejiang Shuang Ke Da Weaving Co., Ltd., SKD Weaving. The property is located at Xiang He Qiao Village, Heshan Town, Xiaoshan District, Hangzhou, Zhejiang Province, or Xiang He Qiao Village. The lease term is from January 1, 2010 to December 31, 2012. The annual rental rate is RMB 1.2 million per year. This property consists of the land and the buildings on the land.

Hangzhou Shengming leases 47,942 square meters from SD Group at Xiang He Qiao Village. The lease term is from January 1, 2007 to December 31, 2010. The annual rental rate is RMB 1 million per year. This property consists of the land and the buildings on the land Hangzhou Shengming also leases 3,328.18 square meters from Economic Organization of Xiang He Qiao Village located at the Yuan Xiang Li Ancillary Machinery Factory at Xiang He Qiao Village, Heshan Town. The lease term is from March 1, 2007 to February 28, 2022. The annual rental rate is RMB 50,000 per year. Hangzhou Shengming leases an office building of 23,568 square meters from SD Group. The lease term is from January 1, 2007 to December 31, 2010. The annual rental rate is RMB 800,000 per year.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of April 12, 2010 (i) by each person who is known by us to beneficially own more than 5% of our common stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group. Unless otherwise specified, the address of each of the persons set forth below is in care of Great Shengda, No. 2 Beitang Road, Xiaoshan Economic and Technological Development Zone, Hangzhou, Zhejiang Province, People’s Republic of China.

Name and Address of Beneficial Owner	Office, If Any	Title of Class	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Officers and Directors
Nengbin Fang	Chairman	Common stock, $0.001 par value	0	*
Congyi Fang	Director	Common stock, $0.001 par value	0	*
Daliang Teng	Chief Executive Officer	Common stock, $0.001 par value	0	*
TJ Wu	Chief Financial Officer	Common stock, $0.001 par value	0	*
All officers and directors as a group (4 persons named above)		Common stock, $0.001 par value	0	*
5% Security Holders
Shengda (Group) Holdings Limited		Common stock, $0.001 par value	27,600,000	92%
Wuxiao Fang		Common stock, $0.001 par value	27,600,000 (3)	92%

* Less than 1%

(1)

Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the shares of our common stock.

(2)	A total of 30,000,000 shares of our common stock are considered to be outstanding pursuant to SEC Rule 13d-3(d)(1) as of April 12, 2010.

(3)

Includes 27,600,000 shares held by Shengda (Group) Holdings Limited, which is wholly-owned by Wealthcharm Investment Limited of which Wuxiao Fang is a 55% shareholder. Mr. Fang may be deemed to be a beneficial owner of the shares held by Shengda (Group) Holdings Limited and therefore has voting and investment control over the securities held by Shengda (Group) Holdings Limited.

Changes in Control

We do not currently have any arrangements which if consummated may result in a change of control of our Company.

DIRECTORS AND EXECUTIVE OFFICERS

Directors and Executive Officers

The following table sets forth the name and position of each of our current executive officers and directors.

NAME	AGE	POSITION
Nengbin Fang	41	Chairman of the Board of Directors
Congyi Fang	34	Director
Daliang Teng	42	Chief Executive Officer and President
TJ Wu	32	Chief Financial Officer

Nengbin Fang. Nengbin Fang became our Chairman on April 8, 2010, the day we consummated our reverse acquisition of Evercharm and has served as the Chief Executive Officer of Great Shengda since 2005. He resigned from his position as the Chief Executive Officer on April 8, 2010. Mr. Fang has approximately 21 years of experience in the paper packaging industry. From 1988 to 1999, Mr. Fang was a sales and marketing manager at Xiaoshan Packaging Factory. Mr Fang joined New Shengda as general manager from 1999 to 2005 where he was responsible for the management of New Shengda’s day-to-day operations. Mr. Fang has received several prestigious awards such as “Outstanding PRC Packaging Entrepreneur”, “Outstanding Packaging Individual in Zhejiang Province”, “Outstanding Entrepreneur in the Zhejiang Packaging Industry” and “Top 10 Outstanding Young Entrepreneurs in Xiaoshan”. Mr Fang hold a Bachelor’s degree in Business Administration and a Master’s degree in Packaging Engineering from Zhejiang Broadcasting and Television University.

Congyi Fang. Congyi Fang became our director on April 8, 2010, the day we consummated our reverse acquisition of Evercharm. She joined Great Shengda in 2005 as the Sales Manager and director and is responsible for sales and marketing. Ms. Fang has 13 years of experience in packaging industry. From 1999 to 2004, Ms. Fang was employed by Zhejiang New Shengda Packaging Co., Ltd. as deputy general manager in charge of its daily operations.

Daliang Teng. Daliang Teng became our Chief Executive Officer on April 8, 2010, the day we consummated our reverse acquisition of Evercharm. He is responsible for overseeing and managing our day-to-day operations as well as implementing our business strategies and policies. He joined Great Shengda in January 2005 as our Head of Production and research and development and is responsible for product management as well as technology and product development.

From 1990 to 1996, Mr. Teng was employed as head of technology at Shaoxing Renmin Printing Factory. In March 1996, Mr. Teng was promoted to deputy manager where he was responsible for production management and he stepped down from this position in 1999. From 1999 to 2004, Mr. Teng was employed by Zhejiang Shuangkeda Textile Co., Ltd. Mr. Teng also was employed as director of production and research and development by New Shengda in 2004. Mr. Teng obtained a Bachelor’s degree in Engineering majoring in Electronics Engineering from Beijing Aerospace University. Mr. Teng also received a certificate for completing the business management course at the Communist Party’s Committee School of Shaoxing City in 1997.

TJ Wu. TJ Wu became our Chief Financial Officer on April 8, 2010, the day we consummated our reverse acquisition of Evercharm and has served as the Chief Financial Officer of Great Shengda since January 2010. With 8 years of experience in the accounting field, Mr. Wu is experienced and familiar with Chinese accounting standards, Hong Kong accounting standards, international accounting standards and US GAAP and the differences among the accounting systems. From February 2009 to January 2010, Mr. Wu was the director of internal control at China Valves Technology, Inc., a Nasdaq-listed company. From 2002 to 2009, he was senior auditor and audit manager at Pricewaterhouse Coopers LLP. Mr. Wu holds a Bachelor’s degree of mathematics from Sun Yat-Sen University.

Except as noted above, there are no agreements or understandings for any of our executive officers or directors to resign at the request of another person and no officer or director is acting on behalf of no will any of them act at the direction of any other person.

Directors are elected until their successors are duly elected and qualified.

Family Relationships

Mr. Nengbin Fang is the brother of Ms. Congyi Fang. Except as otherwise disclosed, there are no other family relationships between any of our directors or executive officers.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement. Except as set forth in our discussion below in “Transactions with Related Persons, and Director Independence,” none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

EXECUTIVE COMPENSATION

Summary Compensation Table— Fiscal Years Ended December 31, 2009 and 2008

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named persons for services rendered in all capacities during the noted periods. No executive officer received total annual salary and bonus compensation in excess of $100,000.

Name and Principal Position	Year	Salary ($)	Total ($)
Daliang Teng, Chief Executive Officer (1)	2009	8,785	8,785
	2008	8,785	8,785
Sha Chen, Former Chief Executive Officer (2)	2009	-	-
	2008	-	-
Amber-Dawn Bear Robe, Former Principal Executive Officer (3)	2009	-	-
	2008	-	-
Richard Patterson, Former Principal Executive Officer (4)	2009	-	-
	2008	-	-

(1)

On April 8, 2010, we acquired Evercharm in a reverse acquisition transaction that was structured as a share exchange and in connection with that transaction, Mr. Teng became our Chief Executive Officer and President. Prior to the effective date of the reverse acquisition, Mr. Teng served at Evercharm’s wholly owned subsidiary Great Shengda as its CEO. The annual, long term and other compensation shown in this table include the amount Mr. Teng received from Great Shengda prior to the consummation of the reverse acquisition.

(2)	Sha Chen resigned as our sole director and officer upon the closing of the reverse acquisition of Evercharm on April 8, 2010.

(3)

Amber-Dawn Bear Robe resigned from here position as our President, Treasurer, Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer, and as a member of the Board of Directors on April 5, 2010, at which time Ms. Chen was appointed as our dole director and officer.

(4)

Richard Patterson resigned from his position as our President, Treasurer, Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer, and as a member of the Board of Directors on February 26, 2010 and appointed Ms. Robe to those same positions.

Employment Agreements

All of our employees, including Mr. Daliang Teng, our Chief Executive Officer, and Mr. TJ Wu, our Chief Financial Officer, have executed our standard employment agreement. Our employment agreements with our executives provide the amount of each executive officer’s salary and establish their eligibility to receive a bonus. Mr. Teng’s employment agreement provides for an annual salary of RMB 60,000 (approximately $8,785), and Mr. Wu’s employment agreement provides for an annual salary of RMB60,000 (approximately $8,785).

Other than the salary and necessary social benefits required by the government, which are defined in the employment agreement, we currently do not provide other benefits to our officers at this time. Our executive officers are not entitled to severance payments upon the termination of their employment agreements or following a change in control.

Outstanding Equity Awards at Fiscal Year End

None of our executive officers received any equity awards, including, options, restricted stock or other equity incentives during the fiscal year ended December 31, 2009.

Compensation of Directors

During the 2009 fiscal year, no member of our board of directors received any compensation for his services as a director.

TRANSACTIONS WITH RELATED PERSONS,
AND DIRECTOR INDEPENDENCE

Transactions with Related Persons

The following includes a summary of transactions since the beginning of our 2009 fiscal year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Executive Compensation”). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

  On January 1, 2007, Hangzhou Shengming entered into a lease agreement with SD Group under which SD Group leased to Hangzhou Shengming the land use right of 47,942 square meters at Xiang He Qiao Village, He Shang Town, Xiaoshan District, Hangzhou, Zhejiang. The lease is from January 1, 2007 to December 31, 2010 for RMB 1 million (approximately $146,477) per year.

  Great Shengda leases from Hangzhou Xin Shengda the land use rights of 112,437 square meters at No. 2 Beitang Road, Xiaoshan Economic and Technological Development Zone, Hangzhou, China. The lease is from January 1, 2010 to December 31, 2012 for RMB 1 million (approximately $146,700) per year. Our directors Nengbin Fang and Congyi Fang are two of the owners of Xin Shengda.

  On January 1, 2010, Shengda Color entered into a lease agreement with SKD Weaving to lease the building of 30,661 square meters at Xiang He Qiao Village, He Shang Town, Xiaoshan District, Hangzhou, China. The lease is from January 1, 2010 to December 31, 2012 for RMB 1.2 million (approximately $176,040) per year. Our directors Nengbin Fang and Congyi Fang are two of the owners of SKD Weaving.

  On March 12, 2009, SD Group entered into a Maximum Debt Guarantee Contract with Agriculture Bank of China, Xiaoshan Branch, or Xiaoshan ABC, under which SD Group agreed to act as guarantor for loans borrowed by Great Shengda from Xiaoshan ABC. The maximum guaranteed amount is RMB 75,000,000 (approximately $1,002,500) for any loans borrowed by Great Shengda from Xiaoshan ABC from March 12, 2009 to March 12, 2010. Our directors Nengbin Fang and Congyi Fang are two of the owners of SD Group.

  On September 10, 2009, SD Group entered into a Maximum Debt Guarantee Contract with Xiaoshan BOC under which SD Group agreed to act as guarantor for loans borrowed by Great Shengda from Xiaoshan BOC. The maximum guaranteed amount is RMB 150,000,000 (approximately $22,005,000) for any loans borrowed by Great Shengda from Xiaoshan ABC from September 10, 2009 to August 10, 2010.

  On December 31, 2009, SD Group entered into a Maximum Debt Guarantee Contract with Xiaoshan ABC under which SD Group agreed to act as guarantor for loans borrowed by Hangzhou Shengming from Xiaoshan ABC. The maximum guaranteed amount is RMB 30,000,000 (approximately $4,401,000) for any loans borrowed by Hangzhou Shengming from Xiaoshan ABC from December 30, 2009 to December 22, 2010.

None of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Promoters and Certain Control Persons

We did not have any promoters at any time during the past five fiscal years.

Director Independence

We currently do not have any independent directors, as the term “independent” is defined by the rules of the Nasdaq Stock Market.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse affect on our business, financial condition or operating results.

MARKET PRICE OF AND DIVIDENDS ON OUR COMMON
EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is quoted on the OTC Bulletin Board trades under the symbol “HLPL,” however there is not currently, and historically there has never been, an active trading market for our common stock, and no information is available for the prices of our common stock.

Approximate Number of Holders of Our Common Stock

As of April 12, 2010, there were approximately 33 stockholders of record of our common stock, as reported by our transfer agent. In computing the number of holders of record, each broker-dealer and clearing corporation holding shares on behalf of its customers is counted as a single stockholder.

Dividends

Great Shengda declared a dividend distribution to Evercharm in 2008, totaling RMB45 million (US$6.5 million). Our board of directors will make any future decisions regarding dividends. We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends within one year. Our board of directors has complete discretion on whether to pay dividends, subject to the approval of our stockholders. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

Securities Authorized for Issuance Under Equity Compensation Plans

We do not have in effect any compensation plans under which our equity securities are authorized for issuance and we do not have any outstanding stock options.

RECENT SALES OF UNREGISTERED SECURITIES

Reference is made to the disclosure set forth under Item 3.02 of this report, which disclosure is incorporated herein by reference.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue up to 190,000,000 shares of common stock, par value $0.001 per share. Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. Our bylaws provide that elections for directors shall be by a plurality of votes. Stockholders do not have preemptive rights to purchase shares in any future issuance of our common stock. Upon our liquidation, dissolution or winding up, and after payment of creditors and preferred stockholders, if any, our assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock.

The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors. Our board of directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future. Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiary and other holdings and investments. In addition, our operating subsidiary, from time to time, may be subject to restrictions on its ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors.

All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders will be diluted.

Preferred Stock

We are authorized to issue up to 10,000,000 shares of preferred stock, par value $0.001 per share, in one or more classes or series within a class as may be determined by our board of directors, who may establish, from time to time, the number of shares to be included in each class or series, may fix the designation, powers, preferences and rights of the shares of each such class or series and any qualifications, limitations or restrictions thereof. Any preferred stock so issued by the board of directors may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of us, or both. Moreover, under certain circumstances, the issuance of preferred stock or the existence of the unissued preferred stock might tend to discourage or render more difficult a merger or other change of control.

No other shares of our preferred stock are currently outstanding. The issuance of additional shares preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.

Anti-takeover Effects of Our Articles of Incorporation and By-laws

Our amended and restated articles of incorporation and bylaws contain certain provisions that may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of the Company or changing its board of directors and management. According to our bylaws and articles of incorporation, neither the holders of the Company’s common stock nor the holders of the Company’s preferred stock have cumulative voting rights in the election of our directors. The combination of the present ownership by a few stockholders of a significant portion of the Company’s issued and outstanding common stock and lack of cumulative voting makes it more difficult for other stockholders to replace the Company’s board of directors or for a third party to obtain control of the Company by replacing its board of directors.

Anti-takeover Effects of Nevada Law

Business Combinations

The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the Nevada Revised Statutes, or NRS, prohibit a Nevada corporation with at least 200 stockholders from engaging in various “combination” transactions with any interested stockholder: for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status; or after the expiration of the three-year period, unless:

  the transaction is approved by the board of directors or a majority of the voting power held by disinterested stockholders, or if the consideration to be paid by the interested stockholder is at least equal to the highest of: (a) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, (b) the market value per share of common stock on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher, or (c) for holders of preferred stock, the highest liquidation value of the preferred stock, if it is higher.

A “combination” is defined to include mergers or consolidations or any sale, lease exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions, with an "interested stockholder" having: (a) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (b) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, or (c) 10% or more of the earning power or net income of the corporation.

In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 10% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire our company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Our amended and restated articles of incorporation state that we have elected not to be governed by the “business combination” provisions, therefore such provisions currently do not apply to us.

Control Share Acquisitions

The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS, which apply only to Nevada corporations with at least 200 stockholders, including at least 100 stockholders of record who are Nevada residents, and which conduct business directly or indirectly in Nevada, prohibit an acquirer, under certain circumstances, from voting its shares of a target corporation's stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation's disinterested stockholders. The statute specifies three thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power. Once an acquirer crosses one of the above thresholds, those shares in an offer or acquisition and acquired within 90 days thereof become “control shares” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights.

Our amended and restated articles of incorporation state that we have elected not to be governed by the “control share” provisions, therefore, they currently do not apply to us.

Transfer Agent and Registrar

Our independent stock transfer agent is Signature Stock Transfer Inc. Their mailing address is 2632 Coachlight Court, Plano, TX 75093. Their phone number is (972) 612-4120.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 78.138 of the NRS provides that a director or officer will not be individually liable unless it is proven that (i) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud or a knowing violation of the law.

Section 78.7502 of NRS permits a company to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending or completed action, suit or proceeding if the officer or director (i) is not liable pursuant to NRS 78.138 or (ii) acted in good faith and in a manner the officer or director reasonably believed to be in or not opposed to the best interests of the corporation and, if a criminal action or proceeding, had no reasonable cause to believe the conduct of the officer or director was unlawful.

Section 78.751 of NRS permits a Nevada company to indemnify its officers and directors against expenses incurred by them in defending a civil or criminal action, suit or proceeding as they are incurred and in advance of final disposition thereof, upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the company. Section 78.751 of NRS further permits the company to grant its directors and officers additional rights of indemnification under its articles of incorporation or bylaws or otherwise.

Section 78.752 of NRS provides that a Nevada company may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the company, or is or was serving at the request of the company as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the company has the authority to indemnify him against such liability and expenses.

Our amended and restated articles of incorporation provide that no director or officer of the Company will be personally liable to the Company or any of its stockholders for damages for breach of fiduciary duty as a director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or (ii) the payment of dividends in violation of Section 78.300 of NRS. In addition, our amended and restated articles of incorporation and bylaws implement the indemnification and insurance provisions permitted by Chapter 78 of the NRS by providing that:

  The Company shall indemnify its directors and officers, or any person serving at the request of the Company, to the fullest extent permitted by the NRS.

  The Company may at the discretion of the Board of Directors purchase and maintain insurance on behalf of any person who holds or who has held any position identified in the paragraph above against any and all liability incurred by such person in any such position or arising out of his status as such.

Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling the company pursuant to provisions of our articles of incorporation and bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

Reference is made to the disclosure set forth under Item 4.01 of this report, which disclosure is incorporated herein by reference.

ITEM 3.02

UNREGISTERED SALES OF EQUITY SECURITIES

On April 8, 2010, we issued 26,962,000 shares of our common stock to Shengda Holdings, the sole shareholder of Evercharm. The total consideration for the 26,962,000 shares was 6,435,000 ordinary shares of Evercharm, which is all the issued and outstanding capital stock of Evercharm. The number of our shares issued to Shengda Holdings was determined based on an arms-length negotiation. The issuance these shares was made in reliance on the exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Regulation D promulgated thereunder.

In instances described above where we issued securities in reliance upon Regulation D, we relied upon Rule 506 of Regulation D of the Securities Act. These stockholders who received the securities in such instances made representations that (a) the stockholder is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (b) the stockholder agrees not to sell or otherwise transfer the purchased shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (c) the stockholder has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, (d) the stockholder had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (e) the stockholder has no need for the liquidity in its investment in us and could afford the complete loss of such investment. Management made the determination that the investors in instances where we relied on Regulation D are accredited investors (as defined in Regulation D) based upon management’s inquiry into their sophistication and net worth. In addition, there was no general solicitation or advertising for securities issued in reliance upon Regulation D.

In instances described above where we indicate that we relied upon Section 4(2) of the Securities Act in issuing securities, our reliance was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there were only a limited number of offerees; (c) there were no subsequent or contemporaneous public offerings of the securities by us; (d) the securities were not broken down into smaller denominations; and (e) the negotiations for the sale of the stock took place directly between the offeree and us.

ITEM 5.01

CHANGES IN CONTROL OF REGISTRANT

Reference is made to the disclosure set forth under Item 2.01 of this report, which disclosure is incorporated herein by reference.

As a result of the closing of the reverse acquisition with Evercharm, the former shareholder of Evercharm, Shengda Holdings, owns 92% of the total outstanding shares of our capital stock and 92% total voting power of all our outstanding voting securities.

ITEM 5.02

DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

Upon the closing of the reverse acquisition of Evercharm pursuant to the Share Exchange Agreement on April 8, 2010, Sha Chen, our sole director and officer, submitted a resignation letter pursuant to which she resigned from all offices that she held and from her position as our sole director effective immediately. The resignation of Ms. Chen was not in connection with any known disagreement with us on any matter.

A copy of this report has been provided to Ms. Chen, who has been provided with the opportunity to furnish us as promptly as possible with a letter addressed to us stating whether she agrees with the statements made by us in this report, and if not, stating the respects in which she does not agree. No such letter has been received by us.

On the same day, our board of directors increased its size from one (1) to two (2) members and appointed Nengbin Fang and Congyi Fang to fill the vacancies created by the resignation of Ms. Chen and such increase.

Also on April 8, 2010, in connection with the closing of the reverse acquisition, Nengbin Fang and Congyi Fang were appointed as our directors, Daliang Teng was appointed as our Chief Executive Officer and President, and TJ Wu was appointed as our Chief Financial Officer.

For certain biographical and other information regarding the newly appointed officers and directors, see the disclosure under Item 2.01 of this report, which disclosure is incorporated herein by reference.

ITEM 5.03

AMENDMENT TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR

Amended and Restated Articles of Incorporation

On April 9, 2010, we filed Amended and Restated Articles of Incorporation with the Secretary of State of the State of Nevada, pursuant to which we restated and integrated into a single document our previous Articles of Incorporation and amended our previous Articles of Incorporation to, among other things, change our name from “Healthplace Corporation” to “China Packaging Group Inc.” and change our authorized stock from 100,000,000 shares of common stock and 100,000,000 shares of preferred stock to 190,000,000 shares of common stock and 10,000,000 shares of preferred stock. We also amended our previous Articles of Incorporation to add new provisions to (i) indemnify our directors and officers, or any person serving at the request of the Company, to the full extent permitted by the NRS; (ii) limit the liability of our directors and officers for damages for breach of fiduciary duty as a director or officer, subject to certain exceptions; (iii) forego the provisions of Sections 78.378 through 78.3793, inclusive, of the NRS, regulating control share acquisitions; and (iv) forego the provisions of Sections 78.411 to 78.444, inclusive, of the NRS, regulating business combinations.

The foregoing description is not intended to be complete and is qualified in its entirety by reference to the provisions of our Amended and Restated Articles of Incorporation filed as Exhibit 3.1 to this report, which is incorporated by reference herein.

For more information regarding the indemnification and liability provisions of our Amended and Restated Articles of Incorporation and Nevada law, see Item 2.01, “Indemnification of Directors and Officers” and for more information regarding the control share acquisitions and business combinations provisions of the NRS, see Item 2.01, “Description of Securities – Anti-takeover Effects of Nevada Law.”

The Amended and Restated Articles of Incorporation were approved by our board of directors and recommended for submittal to our stockholders on April 8, 2010. On April 9, 2010, Shengda Holdings, being the record holder of 26,962,000 shares of our common stock, constituting 89.9% of our issued and outstanding shares of our common stock, the sole class of our voting securities, adopted and approved the Amended and Restated Articles of Incorporation by written consent in lieu of a meeting. On such date, we had 30,000,000 shares of common stock issued and outstanding with the holders thereof being entitled to cast one vote per share.

Amended and Restated Bylaws

On April 8, 2010, our board of directors adopted Amended and Restated Bylaws, which substantially revised our existing Bylaws. The following is a summary of certain provisions of the Amended and Restated Bylaws adopted by our board of directors. Such summary is not intended to be completed and is qualified in its entirety by reference to the full text of the Amended and Restated Bylaws, a copy of which is filed as Exhibit 3.2 to this report and is incorporated by reference herein.

Generally, the Amended and Restated Bylaws update our former bylaws. The modifications to our former bylaws include:

(1) our Amended and Restated Bylaws provide that, whenever a quorum is present at any stockholder meeting, the vote of the holders of a majority of the shares having voting power present in person or represented by proxy shall decide any questions brought before such meeting, except for elections of directors, which are decided by a plurality vote, whereas our previous bylaws provided that all actions were decided by plurality vote, except for elections of directors, which were decided by a majority vote;

(2) our Amended and Restated Bylaws provide that any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting if a consent or consents in writing, setting forth the action so taken, is signed by stockholders holding at least a majority of the voting power; provided that if a different proportion of voting power is required for such an action at a meeting, then that proportion of written consents is required, while our former bylaws required that such written consents be signed by all of the stockholders entitled to vote with respect to the subject matter thereof;

(3) our Amended and Restated Bylaws provide that at any stockholder meeting, every stockholder having the right to vote shall be entitled to vote in person or by proxy appointed by an instrument in writing subscribed by such stockholder and bearing a date not more than 6 months prior to such meeting, unless such instrument provides for a longer period, while our former bylaws provided that such proxies be dated not more than 11 months prior to such meeting, unless such instrument provided for a longer period;

(4) our Amended and Restated Bylaws provide that our board of directors may authorize the issuance of uncertificated shares of some or all of the shares of any or all of our classes or series, while our previous bylaws did not provide for the issuance of uncertificated shares;

(5) our Amended and Restated Bylaws include a new provision providing that in all offerings of securities pursuant to Regulation S of the Securities Act, the Company shall require that its stock transfer agent refuse to register any transfer of securities not made in accordance with the provisions of Regulation S, pursuant to registration under the Act or an available exemption thereunder;

(6) our Amended and Restated Bylaws may be altered, amended or repealed at any meeting of our board of directors by the affirmative vote of a majority of the directors present at such meeting, while our previous bylaws could be amended by the majority vote of stockholders at any annual or special meeting called for that purpose, or by our board of directors, provided that our board of directors could not alter or repeal any bylaws adopted by the Stockholders.

Change in Fiscal Year

On April 8, 2010, our board of directors approved a change in our fiscal year end from June 30 to December 31 in connection with our reverse acquisition transaction described in Item 2.01 above.

ITEM 5.06

CHANGE IN SHELL COMPANY STATUS

Reference is made to the disclosures set forth under Item 2.01 and 5.01 of this report, which disclosure is incorporated herein by reference.

ITEM 5.07

SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

Reference is made to the disclosure set forth under 5.03 of this report, which disclosure is incorporated herein by reference.

ITEM 9.01

FINANCIAL STATEMENTS AND EXHIBITS

(a)     Financial Statements of Business Acquired

Filed herewith are audited consolidated financial statements of Evercharm Holdings Limited for the years ended December 31, 2009 and 2008.

(b)     Pro Forma Financial Information

Filed herewith is unaudited pro forma combined financial information of China Packaging and its subsidiaries.

(d)     Exhibits

Exhibit No.	Description
2.1	Share Exchange Agreement, dated April 8, 2010, among the Company, Evercharm Holdings Limited and its sole shareholder.
3.1	Amended and Restated Articles of Incorporation of the Company, as amended to date.
3.2	Amended and Restated Bylaws of the Company, as amended to date.
10.1.	Sales Contract (English summary), dated January 1, 2008, between Great Shengda and Hangzhou Panasonic Home Electronics Co., Ltd.
10.2.	Purchase Agreement (English summary), dated April 12, 2009, between Great Shengda and Creo Prepress (Shanghai) Co., Ltd.
10.3.	Sales Contract (English summary), dated May 25, 2009, between Great Shengda and Suzhou Samsung Electronic Import Factory.
10.4.	Sales Contract (English summary), dated December 30, 2009, between Great Shengda and Nong Fu Shan Quan Co., Ltd.
10.5.	Form of Sales Contract (English summary), between Great Shengda and Hangzhou Wahaha Group Co., Ltd.
10.6.	Form of Purchase Agreement (English summary), between Great Shengda and Wuxi Rongcheng Paper Co., Ltd.
10.7.	Form of Purchase Agreement (English summary), between Great Shengda and Jiangsu Lee & Man Paper Manufacturing Co., Ltd.
10.8.	Form of Purchase Agreement (English summary), by and among Great Shengda, Anhui Shanying Paper Ltd and Ma’anshan Tianfu Paper Products Co., Ltd.
10.9.	Form of Purchase Agreement (English summary), between Great Shengda and Jiulong Paper (Taicang) Co., Ltd.
10.10.	Form of Purchase Agreement (English summary), between Great Shengda and Hangzhou Changgang Paper Co., Ltd.
10.11.	Form of Purchase Agreement (English summary), between Shengda Color and Wuxi Rongcheng Paper Co., Ltd.
10.12.	Form of Purchase Agreement (English summary), between Shengda Color and Jiangsu Lee & Man Paper Manufacturing Co., Ltd.
10.13.	Form of Purchase Agreement (English summary), by and among Shengda Color, Anhui Shanying Paper Ltd. and Ma’anshan Tianfu Paper Products Co., Ltd.
10.14.	Form of Purchase Agreement (English summary), by and among Hangzhou Shengming, Anhui Shanying Paper Ltd. and Ma’anshan Tianfu Paper Products Co., Ltd.
10.15.	Form of Purchase Agreement (English summary), between Hangzhou Shengming and Jiangsu Lee & Man Paper Manufacturing Co., Ltd.

Exhibit No.	Description
10.16.	Loan Agreement (English summary), dated October 19, 2009, between Great Shengda and Xiaoshan Branch of Bank of China.
10.17.	Loan Agreement (English summary), dated November 11, 2009, between Great Shengda and Xiaoshan Branch Bank of China.
10.18.	Loan Agreement (English summary), dated December 21, 2009, between Great Shengda and Xiaoshan Branch Bank of China.
10.19.	Loan Agreement (English summary), dated December 30, 2009, between Hangzhou Shengming and Xiaoshan Branch of Agricultural Bank of China.
10.20.	Loan Agreement (English summary), dated January 15, 2010, between Great Shengda and Xiaoshan Branch Bank of China.
10.21.	Loan Agreement (English summary), dated February 3, 2010, between Great Shengda and Xiaoshan Branch of Bank of China.
10.22.	Commercial Bill Acceptance Agreement (English summary), dated September 21, 2009, between Great Shengda and Xiaoshan Branch of Bank of China.
10.23.	Commercial Bill Acceptance Agreement (English summary), dated October 15, 2009, between Great Shengda and Xiaoshan Branch of Bank of China.
10.24.	Commercial Bill Acceptance Agreement (English summary), dated December 28, 2009, between Great Shengda and Xiaoshan Branch of Bank of China.
10.25.	Commercial Bill Acceptance Agreement (English summary), dated January 12, 2010, between Great Shengda and Xiaoshan Branch of Bank of China.
10.26.	Maximum Debt Guarantee Contract (English summary), dated March 12, 2009, by and among Great Shengda, SD Group and Xiaoshan Branch of Bank of China.
10.27.	Maximum Debt Guarantee Contract (English summary), dated September 10, 2009, by and among Great Shengda, SD Group and Xiaoshan Branch of Bank of China.
10.28.	Maximum Debt Guarantee Contract (English summary), dated December 31, 2009, by and among Hangzhou Shengming, SD Group and Xiaoshan Branch of Bank of Agricultural Bank of China.
10.29.	Lease Agreement (English summary), dated January 1, 2007, between Hangzhou Shengming and SD Group.
10.30.	Lease Agreement (English summary), dated March 1, 2007, between Hangzhou Shengming and Xiang He Qiao Village.
10.31.	Lease Agreement (English summary), dated January 1, 2010, between Shengda Color and Zhejiang Shuang Ke Da Weaving Co., Ltd
10.32.	Lease Agreement (English summary), dated January 1, 2010, between Great Shengda and Xin Shengda.
10.33.	Employment Agreement (English summary), dated March 28, 2010, between Great Shengda and Daliang Teng.
10.34.	Employment Agreement, dated March 28, 2010, between Great Shengda and TJ Wu (English translation).
14 *	Code of Ethics of the Company [incorporated by reference to Exhibit 14.1 to the Company Annual Report on Form 10-K filed on September 29, 2008].
21	Subsidiaries of the Company.

* incorporated by reference

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 13, 2010
CHINA PACKAGING GROUP INC.

	By:	/s/ Daliang Teng
Daliang Teng
Chief Executive Officer

EVERCHARM HOLDINGS LIMITED

Consolidated Financial Statements

December 31, 2009 and 2008

EVERCHARM HOLDINGS LIMITED AND SUBSIDIARIES

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of
Evercharm Holdings Limited

We have audited the accompanying consolidated balance sheets of Evercharm Holdings Limited and Subsidiaries ("the Company") as of December 31, 2009 and 2008, and the related consolidated statements of income and comprehensive income, changes in equity, and cash flows for the years ended December 31, 2009, 2008 and 2007. The Company's management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2009 and 2008, and the results of its operations and its cash flows for the years ended December 31, 2009, 2008 and 2007, in conformity with accounting principles generally accepted in the United States of America.

/s/Bernstein & Pinchuk LLP

April 12, 2010
New York, New York

EVERCHARM HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in US$, except shares and per share data)

		December 31,
	Note	2009	2008
ASSETS
Current assets
Cash and cash equivalents		$12,695,444	$6,856,250
Restricted cash		4,401,000	5,721,300
Accounts and notes receivable, net	4	18,584,909	18,242,327
Inventories	5	8,505,911	8,201,127
Prepayments and other receivables	6	1,317,584	3,701,322
Total current assets		45,504,848	42,722,326

Non-current assets
Property, plant and equipment, net	7	18,693,488	14,570,566
Customers relationship, net	8	1,020,377	1,360,503
Deferred tax assets	14	437,062	491,694
		$65,655,775	$59,145,089

LIABILITIES AND EQUITY
Current liabilities
Short-term loans	9	$10,855,800	$17,604,000
Accounts and notes payable	10	13,845,023	14,896,300
Amounts due to related party	12	2,411,708	159,608
Accrued expenses and other payables	11	1,432,710	1,640,772
Taxes payable	14	2,754,247	2,079,059
Total current liabilities		31,299,488	36,379,739

Non-current liabilities
Deferred tax liability	14	255,094	340,126
		31,554,582	36,719,865

Commitment and contingencies	16	-	-

Equity
Stockholders’ equity
Common stock (US$1 par value, 6,435,000
shares authorized, issued and outstanding)		6,435,000	6,435,000
Additional paid-in capital		2,640,106	2,640,106
Appropriated retained earnings		5,560,724	5,133,737
Unappropriated retained earnings		12,731,466	1,006,553
Accumulated other comprehensive income		2,989,496	2,982,457
Total stockholders' equity		30,356,792	18,197,853

Noncontrolling interest		3,744,401	4,227,371
Total equity		34,101,193	22,425,224
		$65,655,775	$59,145,089

See notes to the consolidated financial statements

EVERCHARM HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Amounts in US$, except shares and per share data)

		Year ended December 31,
	Note	2009	2008	2007

Revenues		$94,664,477	$92,289,406	$79,116,893
Cost of goods sold		69,227,722	68,834,379	59,593,160
Gross margin		25,436,755	23,455,027	19,523,733
Operating expenses
Selling expenses		6,986,769	7,102,250	5,796,808
General and administrative expenses		4,157,667	4,769,220	3,910,042
		11,144,436	11,871,470	9,706,850
Other income (expenses)
Interest income		620,039	621,454	504,778
Interest expense		(856,618)	(995,707)	(901,384)
		(236,579)	(374,253)	(396,606)
Income before income tax expense and noncontrolling interest		14,055,740	11,209,304	9,420,277

Income tax expense	14	1,698,064	1,836,315	1,194,505
Net income		12,357,676	9,372,989	8,225,772
Less: net income attributable to noncontrolling interest		(205,776)	(422,159)	(322,809)
Net income attributable to stockholders		$12,151,900	$8,950,830	$7,902,963

Basic and diluted earnings per share		$1.89	$1.39	$1.23
Weighted-average number of shares outstanding - basic and diluted		6,435,000	6,435,000	6,435,000

Comprehensive income:
Net income		12,357,676	9,372,989	8,225,772
Foreign currency translation adjustment		7,165	1,326,343	1,192,923
Comprehensive income		12,364,841	10,699,332	9,418,695
Less: comprehensive income attributable to noncontrolling interest		(205,902)	(680,494)	(546,877)
Comprehensive income attributable to stockholders		$12,158,939	$10,018,838	$8,871,818

See notes to the consolidated financial statements

EVERCHARM HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
(Amounts in US$, except shares and per share data)

		Stockholders’ Equity
							Accumulated
			Common	Additional	Appropriated	Unappropriated	other
	Total		stock	paid-in	retained	retained	comprehensive	Noncontrolling
	equity	Shares	Amount	capital	earnings	earnings	income	interest

Balance as of January 1, 2007	$21,537,527	6,435,000	$6,435,000	$2,640,106	$2,611,508	$2,905,319	$945,594	$6,000,000
Net income	8,225,772	-	-	-	-	7,902,963	-	322,809
Acquisition of noncontrolling interests	(3,000,000)	-	-	-	-	-	-	(3,000,000)
Transfer to statutory reserves	-	-	-	-	1,116,607	(1,116,607)	-	-
Dividend distribution	(9,743,580)	-	-	-	-	(9,743,580)	-	-
Foreign currency translation	1,192,923	-	-	-	-	-	968,855	224,068
Balance as of December 31, 2007	18,212,642	6,435,000	6,435,000	2,640,106	3,728,115	(51,905)	1,914,449	3,546,877

Net income	9,372,989	-	-	-	-	8,950,830	-	422,159
Transfer to statutory reserves	-	-	-	-	1,405,622	(1,405,622)	-	-
Dividend distribution	(6,486,750)	-	-	-	-	(6,486,750)	-	-
Foreign currency translation	1,326,343	-	-	-	-	-	1,068,008	258,335
Balance as of December 31, 2008	22,425,224	6,435,000	6,435,000	2,640,106	5,133,737	1,006,553	2,982,457	4,227,371

Net income	12,357,676	-	-	-	-	12,151,900	-	205,776
Transfer to statutory reserves	-	-	-	-	426,987	(426,987)	-	-
Dividend distribution	(688,872)	-	-	-	-	-	-	(688,872)
Foreign currency translation	7,165	-	-	-	-	-	7,039	126
Balance as of December 31, 2009	$34,101,193	6,435,000	$6,435,000	$2,640,106	$5,560,724	$12,731,466	$2,989,496	$3,744,401

Note: Hangzhou Shengming Paper Co., Ltd. (“Hangzhou Shengming”) distributed dividend in 2009, totaling US$2,158,906, in which US$688,872 was distributed to the noncontrolling interest, and the remaining was eliminated in consolidated financial statements as intercompany transaction.

See notes to the consolidated financial statements

EVERCHARM HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in US$, except shares and per share data)

	Year ended December 31,
	2009	2008	2007

Cash flows from operating activities
Net income	$12,357,676	$9,372,989	$8,225,772
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expenses	2,661,668	2,240,175	1,579,593
Change in operating assets and liabilities:
Restricted cash	1,319,490	(648,675)	987,525
Accounts and notes receivable	(342,371)	(5,844,468)	(2,509,735)
Inventories	(304,597)	4,511,085	(6,034,637)
Prepayments and other receivables	(498,469)	(101,289)	232,474
Accounts and notes payable	(1,050,632)	(3,866,920)	9,714,124
Amount due from/to related party	2,250,718	(3,846,533)	(2,502,789)
Deferred tax	(30,380)	(29,870)	-
Accrued expenses and other payables	(207,934)	782,309	(38,856)
Tax payables	674,774	751,221	269,999
Net cash provided by operating activities	16,829,943	3,320,024	9,923,470

Cash flows from investing activities
Purchase of property, plant and equipment	(3,561,399)	(3,657,641)	(7,592,585)
Payment of acquisition of Hangzhou Shengming	-	(3,000,000)	-
Net cash used in investing activities	(3,561,399)	(6,657,641)	(7,592,585)

Cash flows from financing activities
Proceeds from short-term loans	27,416,070	31,280,550	35,155,890
Repayments of short-term loans	(34,160,130)	(27,965,100)	(42,134,400)
Dividends paid	(688,872)	-	-
Net cash (used in) provided by financing activities	(7,432,932)	3,315,450	(6,978,510)
Effect of foreign currency exchange rate
fluctuation on cash and cash equivalents	3,582	396,178	256,736
Net changes in cash and cash equivalents	5,839,194	374,011	(4,390,889)
Cash and cash equivalents, beginning of year	6,856,250	6,482,239	10,873,128
Cash and cash equivalents, end of year	$12,695,444	$6,856,250	$6,482,239

Cash paid during the year for:
Interest paid	$839,226	$969,242	$504,778
Income taxes paid	$1,301,669	$1,231,774	$717,852
Non-cash transaction
Dividends netting off the balances due from related party	$-	$6,486,750	$9,743,580

See notes to the consolidated financial statements

EVERCHARM HOLDING LIMITED AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in US$, except shares and per share data)

1.	PRINCIPAL ACTIVITIES AND ORGANIZATION

The accompanying consolidated financial statements include the financial statements of Evercharm Holdings Limited (the “Company” or “Evercharm”) and its subsidiaries, Zhejiang Great Shengda Packaging Co., Ltd (“Great Shengda”), Zhejiang Shengda Color Pre-printing Co. Ltd (“ShengdaColor”) and Hangzhou Shengming Paper Co., Ltd (“Hangzhou Shengming”). The Company and its subsidiaries are collectively referred to as the “Group”.

Principal activities

Evercharm was incorporated in BVI on September 15, 2004, and is a holding company without any operations.

Great Shengda, Evercharm’s wholly-owned subsidiary, was incorporated in Hangzhou city, Zhejiang province, People’s Republic of China(“PRC”) on November 22, 2004 with registered capital of US$6 million. Great Shengda is engaged in manufacturing and processing corrugated fibreboard boxes and paper board and package decoration printing and selling. Evercharm increased US$3 million capital through its related party, Shengda Group Co., Ltd. (the “SD Group”) on December 28, 2008, and Evercharm still maintains 100% control on Great Shengda.

Shengda Color, was incorporated in Hangzhou city, Zhejiang province, PRC on August 8, 2005 with register capital of RMB 10 million, Shengda Color is 100% held by Great Shengda and is engaged in manufacturing and sale of paper boxes and paper board, and research and development of paper packing technology.

Hangzhou Shengmin, was incorporated in Hangzhou city, Zhejiang province, PRC on December 28, 2006 with register capital US$12 million, 50% held by Shengda Color and 50% held by Cheng Loong (Hangzhou) Investment Co., Ltd., (“Cheng Loong”), a company incorporated in Samoa. According to a share purchase agreement between Cheng Loong and Shengda Color dated on Nov 22, 2007, and the approval certificate issued on December 21, 2007 by Zhejiang Government, Shengda Color purchased 25% of the equity interest of Hangzhou Shengmin from Cheng Loong (the “Acquisition”) with cash consideration US$3 million. Hangzhou Shengmin became Shengda Color’s 75% subsidiary after the Acquistion.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Basis of presentation and consolidation

The consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”).

The accompanying consolidated financial statements include the financial statements of the Company and its subsidiaries. All significant inter-company transactions and balances have been eliminated in consolidation.

Noncontrolling interest represents the ownership interests in the subsidiary that are held by owners other than the parent and is part of the equity of the consolidated group. The noncontrolling interest is reported in the consolidated statement of financial position within equity, separately from the parent’s equity. Net income or loss and comprehensive income or loss are attributed to the parent and the noncontrolling interest. If losses attributable to the parent and the noncontrolling interest in a subsidiary exceed their interests in the subsidiary’s equity, the excess, and any further losses attributable to the parent and the noncontrolling interest, is attributed to those interests.

(b)	Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Group to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

EVERCHARM HOLDING LIMITED AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in US$, except shares and per share data)

(c)	Cash and cash equivalents

Cash includes not only currency on hand but demand deposits with banks or other financial institutions. Cash equivalents are short-term, highly liquid investments that are readily convertible to known amounts of cash and have original maturities of three months or less. No cash and cash equivalents are restricted as to withdrawal or usage.

(d)	Restricted cash

Restricted cash represents the deposit held as compensating balances against bankers’ acceptances issued, amounting to US$ 4,401,000 and US$ 5,721,300 as of December 31, 2009 and 2008, respectively.

(e)	Accounts and notes receivable

Accounts receivable are recognized and carried at original sales amounts less an allowance for uncollectible accounts, as needed.

Accounts receivable are reviewed periodically as to whether they are past due based on contractual terms and their carrying value has become impaired. An allowance for doubtful accounts is recorded in the period in which loss is determined to be probable based on an assessment of specific evidence indicating doubtful collection, historical experience, account balance aging and prevailing economic conditions. Accounts receivable balances are written off after all collection efforts have been exhausted. No significant account receivable balance was written off for the years ended December 31, 2009, 2008 and 2007.

Notes receivable represent bankers’ acceptances that have been arranged with third-party financial institutions by certain customers to settle their purchases from us. These bankers’ acceptances are non-interest bearing and are collectible within six months. Such sales and purchasing arrangements are consistent with industry practices in the PRC.

There are no outstanding amounts from customers that individually represent greater than 10% of the total balance of accounts receivable for the years presented.

(f)	Inventories

Inventories are stated at lower of cost or market. Cost is determined using weighted average method. Inventory embraces raw materials and supplies, work in process and finished goods. The variable production overheads are allocated to each unit of production on the basis of the actual use of the production facilities. The allocation of fixed production overheads to the costs of conversion is based on the normal capacity of the production facilities.

Where there is evidence that the utility of inventories, in their disposal in the ordinary course of business, will be less than cost, whether due to physical deterioration, obsolescence, changes in price levels, or other causes, a provision is accrued for the difference with charges to cost of sales.

(g)	Property, plant and equipment

Other than those acquired in a business combination as described in note 3, property, plant and equipment are stated at historical cost less accumulated depreciation and impairment. The historical cost of acquiring an item of property, plant and equipment includes the costs necessarily incurred to bring it to the condition and location necessary for its intended use. If an item of property, plant and equipment requires a period of time in which to carry out the activities necessary to bring it to that condition and location, the interest cost incurred during that period as a result of expenditures for the item is a part of the historical cost. This item is categorized as construction in progress and is not depreciated until substantially all the activities necessary to bring it to the condition and location necessary for its intended use are completed.

EVERCHARM HOLDING LIMITED AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in US$, except shares and per share data)

Depreciation of property, plant and equipment is calculated using the straight-line method (after taking into account their respective estimated residual value) over the estimated useful lives of the assets as follows.

	Years	Residual value
Buildings and improvements	5-20	5%-10%
Machinery	10	5%-10%
Office equipment	3-5	5%-10%
Motor vehicles	5	5%-10%

Depreciation of property, plant and equipment attributable to manufacturing activities is capitalized as part of inventories, and expensed to cost of goods sold when inventories are sold.

Expenditure for maintenance and repairs is expensed as incurred.

The gain or loss on the disposal of property, plant and equipment is the difference between the net sales proceeds and the carrying amount of the relevant assets and is recognized in the consolidated statements of operations.

Construction in progress represented capital expenditure in respect of direct costs of construction or acquisition and design fees incurred. Capitalization of these costs ceases and the construction in progress is transferred to the appropriate category of property, plant and equipment when substantially all the activities necessary to prepare the assets for their intended use are completed. Construction in progress is not depreciated.

(h)	Impairment of long-lived assets

A long-lived asset (disposal group) classified as held for sale is measured at the lower of its carrying amount or fair value less cost to sell. A long-lived asset is not depreciated (amortized) while it is classified as held for sale. A gain or loss not previously recognized that results from the sale of a long-lived asset (disposal group) are recognized at the date of sale.

A long-lived asset (asset group) is tested for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. An impairment loss is recognized only if the carrying amount of a long-lived asset (asset group) is not recoverable and exceeds its fair value. The carrying amount of a long-lived asset (asset group) is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset (asset group). The assessment is based on the carrying amount of the asset (asset group) at the date it is tested for recoverability, whether in use or under development. An impairment loss is measured as the amount by which the carrying amount of a long-lived asset (asset group) exceeds its fair value. There were no events or changes in circumstances that necessitated a review of impairment of long-lived assets as of December 31, 2009 and 2008, respectively.

(i)	Foreign currency translation and transactions

The Company’s functional currency is the United States dollar (“US$”). The functional currency of the Company’s subsidiaries in the PRC is Renminbi (“RMB”).

At the date a foreign currency transaction is recognized, each asset, liability, revenue, expense, gain, or loss arising from the transaction is measured initially in the functional currency of the recording entity by use of the exchange rate in effect at that date. The increase or decrease in expected functional currency cash flows upon settlement of a transaction resulting from a change in exchange rates between the functional currency and the currency in which the transaction is denominated is recognized as foreign currency transaction gain or loss that is included in determining net income for the period in which the exchange rate changes. At each balance sheet date, recorded balances that are denominated in a foreign currency are adjusted to reflect the current exchange rate.

EVERCHARM HOLDING LIMITED AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in US$, except shares and per share data)

The Company’s reporting currency is US$. Assets and liabilities of the PRC subsidiaries are translated at the current exchange rate at the balance sheet dates, and revenues and expenses are translated at the average exchange rates during the reporting periods. Translation adjustments are reported in other comprehensive income.

(j)	Commitments and contingencies

In the normal course of business, the Group is subject to loss contingencies, such as legal proceedings and claims arising out of its business, that cover a wide range of matters, including, among others, government investigations, product and environmental liability, and tax matters. In accordance with SFAS No. 5, “Accounting for Contingencies” (“ASC Topic 450”), the Group records accruals for such loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. Historically, the Group has not experienced any material service liability claims.

(k)	Appropriated retained earnings

The income of the Company’s PRC subsidiaries is distributable to its shareholder after transfer to reserves as required by relevant PRC laws and regulations and the subsidiaries’ articles of association. Appropriations to the reserves are approved by the respective boards of directors.

Reserves include statutory reserves and other reserves. Statutory reserves can be used to make good previous years’ losses, if any, and may be converted into capital in proportion to the existing equity interests of stockholders, provided that the balance after such conversion is not less than 25% of the registered capital. The appropriation of statutory reserve may cease to apply if the balance of the fund is equal to 50% of the entity’s registered capital. Pursuant to relevant PRC laws and articles of association of Great Shengda, Shengda Color and Hangzhou Shengming, the appropriation to the statutory reserves and other reserves is 15% of net profit after taxation of respective entity, as determined in accordance with PRC accounting standards and regulations. The results of operations reflected in the financial statements prepared in accordance with U.S. GAAP might differ from those reflected in the statutory financial statements of the Company’s subsidiaries.

(l)	Revenue recognition

The Group recognizes revenue in accordance with Staff Accounting Bulletin No. 104, “Revenue recognition” (“ASC Topic 605”). All of the following criteria must exist in order for the Group to recognize revenue:

(1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered;
(3) price to the buyer is fixed or determinable; and (4) collectability is reasonably assured.

Delivery does not occur until products have been shipped to the customers, risk of loss has transferred to the customers and customers’ acceptance has been obtained, or the Company has objective evidence that the criteria specified in customers’ acceptance provisions have been satisfied. The sales price is not considered to be fixed or determinable until all contingencies related to the sale have been resolved.

In the PRC, value added tax (the “VAT”) of 17% on invoice amount is collected in respect of the sales of goods on behalf of tax authorities. The VAT collected is not revenue of the Company; instead, the amount is recorded as a liability on the balance sheet until such VAT is paid to the authorities.

(m)	Research and development costs

Research and development costs are expensed as incurred. These expenses consist of the costs of the Company’s internal research and development activities and the costs of developing new products and enhancing existing products. Research and development costs amounted to US$414,128, US$6,453 and US$3,735 for the years ended December 31, 2009, 2008 and 2007 respectively were recorded in the general and administrative expenses.

EVERCHARM HOLDING LIMITED AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in US$, except shares and per share data)

(n)	Advertising

Advertising which generally represents the cost of promotions to create or stimulate a positive image of the Group or a desire to buy the Group’s products and services, are expensed as incurred. Advertising costs amounted to US$21,886, US$4,326 and nil for the years ended December 31, 2009, 2008 and 2007 respectively were recorded in the administrative expenses.

(o)	Retirement and other postretirement benefits

Full-time employees of the Group in the PRC participate in a government mandated defined contribution plan, pursuant to which certain pension benefits, medical care, employee housing fund and other welfare benefits are provided to employees. Chinese labor regulations require that the PRC subsidiaries of the Group make contributions to the government for these benefits based on certain percentages of the employees’ salaries. The Group has no legal obligation for the benefits beyond the contributions made. The total amounts for such employee benefits, which were expensed as incurred, were approximately US$363,945, US$348,276, and US$354,363 for the years ended December 31, 2009, 2008 and 2007, respectively.

(p)	Income taxes

The Group follows Statement of Financial Accounting Standard (“SFAS”) No. 109, “Accounting for Income Taxes” (“ASC Topic 740”) which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates, applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

(q)	Uncertain tax positions

The Group follows Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“ASC Topic 740”). ASC Topic 740 prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on derecognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods, and income tax disclosures. The Group did not have any interest and penalties associated with tax positions and did not have any significant unrecognized uncertain tax positions as of December 31, 2009 and 2008.

(r)	Earnings per share

Earnings per share are calculated in accordance with SFAS No. 128, “Earnings Per Share” (“ASC Topic 260”). Basic earnings per share is computed by dividing income attributable to holders of common shares by the weighted average number of common shares outstanding during the period. Diluted earnings per common share reflects the potential dilution that could occur if securities or other contracts to issue common shares were exercised or converted into common shares.

(s)	Comprehensive income

The Group follows SFAS No. 130, “Reporting Comprehensive Income” (“ASC Topic 220”), which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, ASC Topic 220 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. During the periods presented, the Group’s comprehensive income represents its net income and foreign currency translation adjustments.

EVERCHARM HOLDING LIMITED AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in US$, except shares and per share data)

(t)	Segment reporting

The Group operates and manages its business as a single segment. As the Group primarily generates its revenues from customers in the PRC, no geographical segments are presented.

(u)	Fair value measurements

Financial instruments include cash and cash equivalents, accounts and notes receivable, prepayments and other receivables, short-term loans, accounts and notes payable, other payables and amounts due to related party. The carrying amounts of these financial instruments approximate their fair value due to the short term maturities of these instruments.

The Group adopted SFAS No. 157, “Fair Value Measurements” (“ASC Topic 820-10”) on January 1, 2008 for all financial assets and liabilities and nonfinancial assets and liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a recurring basis (at least annually). ASC Topic 820-10 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The Group has not adopted ASC Topic 820-10 for non financial assets and non financial liabilities, as these items are not recognized at fair value on a recurring basis.

ASC Topic 820-10 defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

ASC Topic 820-10 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. ASC Topic 820-10 establishes three levels of inputs that may be used to measure fair value:

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

(v)	Recently issued accounting standards

The Financial Accounting Standards Board (“FASB”) establishes the Accounting Standards Codification (“ASC”).

In June 2009, the FASB issued Accounting Standards Update No. 2009-01, “Generally Accepted Accounting Principles” (“ASC Topic 105”) which establishes the FASB Accounting Standards Codification (“the Codification” or “ASC”) as the official single source of authoritative U.S. GAAP. All then existing accounting standards were superseded. All other accounting guidance not included in the Codification then is considered non-authoritative. The Codification also includes all relevant Securities and Exchange Commission (“SEC”) guidance organized using the same topical structure in separate sections within the Codification.

EVERCHARM HOLDING LIMITED AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in US$, except shares and per share data)

Following the Codification, FASB does not issue new standards in the form of Statements, FASB Staff Positions or Emerging Issues Task Force Abstracts. Instead, it issues Accounting Standards Updates (“ASU”) which will serve to update the Codification, provide background information about the guidance and provide the basis for conclusions on the changes to the Codification.

The Codification is not intended to change U.S. GAAP, but it changes the way U.S. GAAP is organized and presented. The Codification is effective for our 2009 annual consolidated financial statements and the principal impact on our financial statements is limited to disclosures as all future references to authoritative accounting literature are referenced in accordance with the Codification. In order to ease the transition to the Codification, we are providing the Codification cross-reference alongside the references to the standards issued and adopted prior to the adoption of the Codification.

Fair Value Accounting

In April 2009, the FASB issued the following updates that provide additional application guidance and enhance disclosures regarding fair value measurements and impairments of securities:

FASB Staff Position (“FSP”) FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” (“ASC Topic 820-10-65”). This update relates to determining fair values when there is no active market or where the price inputs being used represent distressed sales. It reaffirms the need to exercise judgment to ascertain if a formerly active market has become inactive and in determining fair values when markets have become inactive.

FSP FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments”

(“ASC topic 320-10-65”). This update applies to investments in debt securities for which other-than-temporary impairments may be recorded. If an entity’s management asserts that it does not have the intent to sell a debt security and it is more likely than not that it will not have to sell the security before recovery of its cost basis, then an entity may separate other-than-temporary impairments into two components: 1) the amount related to credit losses (recorded in earnings) and 2) all other amounts (recorded in Other comprehensive income).

FSP FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments” (“ASC Topic 820-10-65”). This update requires a public traded company to disclosure about the fair value of its financial instruments whenever it issues summarized financial information for interim reporting periods.

The above FSPs are effective for interim and annual reporting periods ending after June 15, 2009, and shall be applied prospectively. The Group believes the adoption of the above guidance does not have a material effect on its financial statements.

In August 2009, FASB issued ASU No. 2009-05 which amends ASC Topic 820-10, “Fair Value Measurements and Disclosures – Overall” to provide guidance on the fair value measurement of liabilities. This update requires clarification for circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the following techniques: 1) a valuation technique that uses either the quoted price of the identical liability when traded as an asset or quoted prices for similar liabilities or similar liabilities when traded as an asset; or 2) another valuation technique that is consistent with the principles in ASC Topic 820 such as the income and market approach to valuation. The amendments in this update also clarify that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability. This update further clarifies that if the fair value of a liability is determined by reference to a quoted price in an active market for an identical liability, that price would be considered a Level 1 measurement in the fair value hierarchy. Similarly, if the identical liability has a quoted price when traded as an asset in an active market, it is also a Level 1 fair value measurement if no adjustments to the quoted price of the asset are required. This authoritative guidance is effective for fiscal years beginning on or after June 15, 2010. The Group does not expect the adoption of this guidance to have a material effect on its Financial Statements.

EVERCHARM HOLDING LIMITED AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in US$, except shares and per share data)

Business Combinations

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“ASC Topic 805”). This guidance requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date. That replaces cost-allocation process of SFAS No. 141, “Business Combinations” (SFAS 141), which required the cost of an acquisition to be allocated to the individual assets acquired and liabilities assumed based on their estimated fair values. This guidance also requires the acquirer in a business combination achieved in stages to recognize the identifiable assets and liabilities, as well as the noncontrolling interest in the acquiree, at the full amounts of their fair values. In a bargain purchase in which the total acquisition-date fair value of the identifiable net assets acquired exceeds the fair value of the consideration transferred plus any noncontrolling interest in the acquiree, this guidance requires the acquirer to recognize that excess in earnings as a gain attributable to the acquirer.

This guidance is required to be applied prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. There was no business combination occurred for the year ended December 31, 2009.

In April 2009, the FASB issued Staff Position No. FSP FAS 141(R)-1,“Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies” (“ASC Topic 805-20”). This updated guidance amended the accounting treatment for assets and liabilities arising from contingencies in a business combination and requires that pre-acquisition contingencies be recognized at fair value, if fair value can be reasonably determined. If fair value cannot be reasonably determined, measurement should be based on the best estimate in accordance with SFAS No. 5, “Accounting for Contingencies” (“ASC Topic 450”). The Group does not have any assets acquired or liabilities assumed in a business combination that arise from contingencies.

Other Accounting Changes

In December 2007, the FASB issued SFAS No.160, “Noncontrolling Interests in Consolidated Financial Statements (as amended)” (“ASC Topic 810-10”). This guidance establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. It changes the way the consolidated income statement is presented and requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. It eliminates the requirement to apply purchase accounting to a parent's acquisition of noncontrolling ownership interests in a subsidiary. It requires that the noncontrolling interest continue to be attributed its share of losses even if that attribution results in a deficit noncontrolling interest balance. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. This guidance shall be applied prospectively as of the beginning of the fiscal year in which this guidance is initially applied, except for the presentation and disclosure requirements. The Group has retrospectively apply the presentation and disclosure requirements for all periods presented and believes the adoption of this guidance had no material effect on its financial position and results of operations.

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events” (“ASC Topic 855”), which is effective for interim or annual financial periods ending after June 15, 2009. ASC Topic 855 establishes general standards of accounting and disclosure of events that occur after the balance sheet but before financial statements are issued or are available to be issued. However, since the Group is a public entity, management is required to evaluate subsequent events through the date that financial statements are issued and disclose the date through which subsequent events have been evaluated, as well as the date the financial statements were issued. This authoritative guidance became effective for interim or annual periods ending after June 15, 2009. The adoption of this guidance did not have a material effect on the Group’s financial statements.

EVERCHARM HOLDING LIMITED AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in US$, except shares and per share data)

In February 2010, FASB issued ASU No. 2010-09 (“ASC Topic 855”) which removes the requirement for an SEC filer to disclose a date in both issued and revised financial statements. This amendment shall be applied prospectively for interim or annual financial periods ending after June 15, 2010. The management does not believe the adoption will have a material effect on the Group’s financial statements.

During 2009 and 2010, the FASB has issued several ASU’s – ASU No. 2009-02 through ASU No. 2010-11. Except for ASU’s No. 2009-05 discussed above, the ASU’s entail technical corrections to existing guidance or affect guidance related to specialized industries or entities and therefore have minimal, if any, impact on the Group.

(w)	Concentration of Risks

Concentration of Credit Risk

Assets that potentially subject the Group to significant concentration of credit risk primarily consist of cash and cash equivalents, accounts and notes receivable. As of December 31, 2009 and 2008, substantially all of the Group’s cash and cash equivalents were deposited in financial institutions located in the PRC, which management believes are of high credit quality. Accounts receivable are typically unsecured and are derived from revenue earned from customers in the PRC. The risk with respect to accounts receivable is mitigated by credit evaluations the Group performs on its customers and its ongoing monitoring process of outstanding balances.

Concentration of Customers

Except for one customer accounted for 11% of the total revenue in the year ended December 31, 2009, there are no revenues from any other customers which individually represent greater than 10% of the total revenues for the periods presented.

Current vulnerability due to certain other concentrations

The Group’s operations may be adversely affected by significant political, economic and social uncertainties in the PRC. Although the PRC government has been pursuing economic reform policies for more than 30 years, no assurance can be given that the PRC government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption or unforeseen circumstances affecting the PRC’s political, economic and social conditions. There is also no guarantee that the PRC government’s pursuit of economic reforms will be consistent or effective.

The Group transacts all of its business in RMB, which is not freely convertible into foreign currencies. On January 1, 1994, the PRC government abolished the dual rate system and introduced a single rate of exchange as quoted daily by the People’s Bank of China (the “PBOC”). However, the unification of the exchange rates does not imply that RMB may be readily convertible into US$ or other foreign currencies. All foreign exchange transactions continue to take place either through the PBOC or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the PBOC. Approval of foreign currency payments by the PBOC or other institutions requires submitting a payment application form together with suppliers’ invoices, shipping documents and signed contracts.

Additionally, the value of RMB is subject to changes in central government policies and international economic and political developments affecting supply and demand in the PRC foreign exchange trading system market.

EVERCHARM HOLDING LIMITED AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in US$, except shares and per share data)

3.	BUSINESS COMBINATION

On November 22, 2007, Shengda Color signed an equity purchase agreement with Cheng Loong to acquire 25% of the equity interests of Hangzhou Shengming from Cheng Loong (“Acquisition”). The consideration was US$3 million in cash, which was paid to Cheng Loong in March 2008. The closing date of the Acquisition was December 21, 2007, on which the Certificate of Approval was issued by Zhejiang province government. After the closing date of the Acquisition, Shengda Color owned 75% equity interests of Hangzhou Shengming and became the parent company of Hangzhou Shengming. Therefore, the Acquisition was accounted for as a business combination in accordance with SFAS No. 141, “Business Combinations” (SFAS 141).

According to SFAS 141, intangible assets were recognized as assets apart from goodwill if they arose from contractual or other legal rights or they were separable. The cost of acquisition of Hangzhou Shengming was allocated to the assets acquired and liabilities assumed based on their estimated fair values at date of acquisition. The sum of the amounts assigned to assets acquired and liabilities assumed exceeded the cost of acquisition, which was allocated as a pro rata reduction of the amounts that otherwise would have been assigned to all of the acquired assets except (a) financial assets, (b) deferred tax assets, and (c) any other current assets.

Deferred tax liability and asset were recognized for the deferred tax consequences of differences between the tax bases and the recognized values of assets acquired and liabilities assumed in the business combination in accordance with SFAS No. 109, “Accounting for Income Taxes” (“ASC Topic 740-10”).

In accordance with SEC Regulation S-X Rule 3-05, Hangzhou Shengming was not a significant subsidiary as of the acquisition date, therefore no separate audited financial statements are presented. The results of operations of Hangzhou Shengming for the year ended December 31, 2007 had been consolidated as though it had been acquired at the beginning of the year.

The following condensed balance sheet summarizes the amounts assigned to each major asset and liability caption of Hangzhou Shengming at the acquisition date:

Current assets	$12,814,387
Tangible non-current assets	6,177,159
Customer relationship	1,589,340
Deferred tax asset	510,576
Total assets acquired	21,091,462

Current liabilities	5,855,663
Deferred tax liability	207,131
Total liabilities assumed	6,062,794
Net identifiable assets acquired	$15,028,667

4.	ACCOUNTS AND NOTES RECEIVABLE, NET

Accounts and notes receivable consist of the following:

	December 31,
	2009	2008
Notes receivable	$3,771,286	$3,722,677
Accounts receivable	14,813,623	14,519,650
Less: Allowance for doubtful accounts	-	-
	$18,584,909	$18,242,327

EVERCHARM HOLDING LIMITED AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in US$, except shares and per share data)

5.	INVENTORIES

Inventories consist of the following:

	December 31,
	2009	2008
Raw materials	$7,539,464	$6,506,104
Finished goods	966,447	1,695,023
	$8,505,911	$8,201,127

6.	PREPAYMENTS AND OTHER RECEIVABLES

Prepayments and other receivables consist of the following:

	December 31,
	2009	2008
Prepayments	$1,128,591	$3,624,509
Other receivables	188,993	76,813
	$1,317,584	$3,701,322

7.	PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment consist of the following:

	December 31,
	2009	2008
Buildings and improvements	$1,339,277	$795,784
Machinery	23,777,896	18,282,734
Office equipment and furnishing	445,153	273,003
Motor vehicles	930,799	826,630
Construction in progress	157,674	156,407
	26,650,799	20,334,558
Less: Accumulated depreciation	(7,957,311)	(5,763,992)
	$18,693,488	$14,570,566

The Group recorded depreciation expenses of US$2,321,752, US$1,905,961 and US$1,579,593 for the years ended December 31, 2009, 2008 and 2007, respectively.

No property, plant and equipment were pledged as collateral for bank loans as of December 31, 2009 and 2008.

8.	CUSTOMER RELATIONSHIP, NET

Customer relationship acquired as part of a business combination is accounted for in accordance with SFAS No. 141, “Business Combinations”, and is amortized using straight-line method over its estimated useful life of five years.

EVERCHARM HOLDING LIMITED AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in US$, except shares and per share data)

The customer relationship is summarized as follows:

	December 31,
	2009	2008
Customer relationship	$1,700,629	$1,700,629
Less: Accumulated amortization	(680,252)	(340,126)
	$1,020,377	$1,360,503

Total amortization expenses were US$339,916, US$334,214 and nil for the years ended December 31, 2009, 2008 and 2007, respectively. At December 31, 2009 customer relationship has a remaining useful life of three years, and will be amortized at US$339,916 in 2010, 2011 and 2012, respectively.

9.	SHORT-TERM LOANS

Short-term loans consist of the following:

	December 31,
		2009			2008
	Interest	Maturity		Interest	Maturity
Lender	rate	date	Balance	rate	date	Balance

Bank of China	4.860%	Jan 22, 2010	$2,640,600	6.57%	Feb 29, 2009	$2,640,600
	4.860%	Apr 19, 2010	1,467,000	6.12%	Apr 14, 2009	2,200,500
	4.860%	May 11, 2010	4,401,000	6.03%	May 04, 2009	2,200,500
	4.860%	Jun 21, 2010	2,200,500	6.03%	May 26, 2009	1,026,900
				5.04%	May 28, 2009	4,401,000
				5.04%	Jun 08, 2009	2,200,500
Subtotal			$10,709,100			$14,670,000

Agricultural Bank of China	4.374%	Jun 30, 2010	146,700	7.20%	Sep 25, 2009	2,934,000

Total			$10,855,800			$17,604,000

All of short-term loans were denominated in RMB for working capital purpose and were guaranteed by Group, with average balances of US$17,464,155, US$15,570,320 and US$14,212,328 and weighted average interest rates of 4.805%, 6.225% and 5.962% for the years ended December 31, 2009, 2008 and 2007, respectively.

The following table summarizes the unused lines of credit:

	December 31,
	2009					2008
	Starting	Maturity	Facility	Unused	Starting	Maturity	Facility	Unused
Lender	date	date	amount	facility	date	date	amount	facility
Bank of China	September 10, 2009	August 28, 2010	$22,005,000	$11,295,900	August 28, 2007	August 28, 2009	$19,071,000	$4,401,000,
Agricultural Bank of China	March 12, 2009	March 12, 2010	11,002,500	11,002,500	January 15, 2008	January 14, 2009	7,335,000	7,335,000
Agricultural Bank of China	December 30, 2009	December 22, 2010	4,401,000	4,254,300	September 27, 2008	September 27, 2009	4,401,000	1,467,000
Total			$37,408,500	$26,552,700			$30,807,000	$13,203,000

EVERCHARM HOLDING LIMITED AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in US$, except shares and per share data)

The above lines of credit were guaranteed by SD Group for working capital and general corporate purposes. The unused credit facilities can be withdrawn upon demand.

10.	ACCOUNTS AND NOTES PAYA BLE

Accounts and notes payable consist of the following:

	December 31,
	2009	2008
Notes payable	5,868,000	11,442,600
Accounts payable	7,977,023	3,453,700
	13,845,023	14,896,300

Notes payable represent commercial bills that have been arranged with third-party financial institutions to settle the Company’s purchases from its suppliers. These notes payable are non-interest bearing and are payable within six months. Such sales and purchasing arrangements are consistent with industry practices in the PRC.

11.	ACCRUED EXPENSES AND OTHER PAYABLES

Accrued expenses and other payables as of the end of the periods presented consist of the following:

	December 31,
	2009	2008
Advance from customers	$276,801	$541,285
Payroll and welfare payable	184,601	169,837
Other payables	367,562	420,544
Accrued expenses	505,495	421,177
Other current liabilities	98,251	87,929
	$1,432,710	$1,640,772

12.	RELATED PARTY TRANSACTION

Related party balances are as follows:

	December 31,
	2009	2008

Amounts due to SD Group	$2,411,708	$159,608

The related party balances were expenses or purchases paid by SD Group on behalf of the Group, which will be settled in short term. They are none interest bearing and are repayable within one year.

Significant related party transaction included lease of lands and offices from related parties are as follows:

		Year ended December 31,
Related parties	Relationship	2009	2008	2007
Hangzhou New Shengda Investment Limited	Controlled by the same ultimate stockholders	$246,789	$242,648	$221,640
Zhejiang Shuang Ke Da Weaving Co., Ltd	Controlled by the same ultimate stockholders	175,932	-	-
SD Group	Controlled by the same ultimate stockholders	263,898	259,470	237,006
		$686,619	$502,118	$458,646

EVERCHARM HOLDING LIMITED AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in US$, except shares and per share data)

The lease prices were determined with reference to market prices.

13.	RESTRICTED NET ASSETS

The Company’s ability to pay dividends is primarily dependent on the Company receiving distributions of dividends from its PRC subsidiaries. As described in note 2(j), the net income of the Company’s PRC subsidiaries is distributable only after sufficient appropriation of reserves.

Amounts restricted include paid-in capital and reserve funds of the Company’s PRC subsidiaries as determined pursuant to the PRC accounting standards and regulations, totaling approximately US$14,635,830 and US$14,208,843 as of December 31, 2009 and 2008, respectively; therefore in accordance with Rules 504 and 4.08 (e) (3) of Regulation S-X, the condensed parent company only financial statements are disclosed in note 15.

14.	TAXATION

Taxes payable are composed of the following:

	December 31,
	2009	2008
VAT payable	$1,065,498	$767,244
Income tax payable	1,024,269	648,577
Witholding tax payable	660,150	660,150
Other taxes payable	4,330	3,088
	$2,754,247	$2,079,059

The Company and its consolidated entities each files tax returns separately.

1)	Value Added Tax (“VAT”)

Pursuant to the Provisional Regulation of the PRC on VAT and their implementing rules, all entities and individuals (“taxpayers”) that are engaged in the sale of products in the PRC are generally required to pay VAT at a rate of 17% of the gross sales proceeds received, less any deductible VAT already paid or borne by the taxpayers. Further, when exporting goods, the exporter is entitled to a portion of or all the refund of VAT that it has already paid or incurred.

The Group’s PRC subsidiaries are subject to VAT at 17% for their revenues.

2)	Income tax

BVI

Incorporated in BVI, the Company is governed by the income tax law of BVI. According to current BVI income tax law, the applicable income tax rate for the Company is 0%.

EVERCHARM HOLDING LIMITED AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in US$, except shares and per share data)

PRC

In accordance with the relevant tax laws and regulations of the PRC, a company registered in the PRC is subject to state and local income taxes within the PRC at the applicable tax rate on the taxable income. On March 16, 2007, the National People’s Congress of the PRC enacted a new Enterprise Income Tax Law (“Enterprise Income Tax Law”) under which foreign invested enterprises and domestic companies would be subject to Enterprise Income Tax Law at a uniform rate of 25%. The Enterprise Income Tax Law became effective on January 1, 2008.

In accordance with relevant tax laws and regulations of the PRC, Great Shengda is qualified as a manufacturing foreign-invested enterprise and thus was entitled to a tax holiday of two years full-exemption beginning with the first profitable year net of all loss carryforwards from the previous five years, followed by three years of taxation at half of the normal tax rate. Great Shengda’s first tax profitable year is 2005, therefore it did not have to pay income tax for calendar years of 2005 and 2006, and was subject to income tax at a rate of 13.2%, 12.5% and 12.5 % for calendar years of 2007, 2008 and 2009.

Shengda Color is a manufacturing domestic enterprise and was not entitled to any tax holiday. Shengda Color’s first tax profitable year is 2009 and started to pay income tax in calendar year of 2009. No income tax was provided for in calendar years of 2007 and 2008 due to tax losses carryforwards.

Hangzhou Shengming is qualified as a manufacturing foreign-invested enterprise and thus was entitled to a tax holiday of two years full-exemption beginning with the first profitable year net of all loss carryforwards from the previous five years, followed by three years of taxation at half of the normal tax rate. Hangzhou Shengming’s first tax profitable year is 2007, therefore it did not have to pay income tax for calendar years of 2007 and 2008, and was subject to income tax at a rate of 12.5 % for calendar years of 2009, 2010 and 2011.

Under the Enterprise Income Tax Law, dividends, interests, rent, royalties and gains on transfers of property payable by a foreign-invested enterprise in the PRC to their foreign investors who are a non-resident enterprises will be subject to a 20% withholding tax, unless such non-resident enterprise’s jurisdiction of incorporation has a tax treaty with the PRC that provides for a reduced rate of withholding tax. BVI, where Evercharm was incorporated and Samoa, where Chengloong was incorporated, have a tax treaty with the PRC and a reduced rate of 10% withholding tax is applicable to dividends paid out of the net profits generated since January 1, 2008 by the Company’s PRC subsidiaries, to the Company and Chengloong. Great Shengda declared a dividend distribution to Evercharm in 2008, totaling RMB45 million (US$6.5 million) and withholding tax of RMB4.5 million (US$0.65 million) was accrued accordingly.

The following table reconciles the Group’s effective tax for the periods presented:

	Year ended December 31,
	2009	2008	2007
Expected enterprise income tax at statutory tax rate	$3,513,935	$2,802,326	$3,108,691
Effect of tax holiday	(1,708,786)	(1,596,133)	(2,050,364)
Expenses non-deductable for tax purpose	53,404	40,578	21,746
Additional deductable expenses	(33,746)	(3,175)	(25,209)
Income tax on the dividend from PRC subsidiary	-	648,675	-
Others	(126,743)	(55,956)	139,641
Effective enterprise income tax	$1,698,064	$1,836,315	$1,194,505

The significant components of income tax expense are as follows:

	Year ended December 31,
	2009	2008	2007

Current tax expenses	$1,728,444	$1,866,185	$1,194,505
Deferred tax benefits	(30,380)	(29,870)	-
Income tax expenses	$1,698,064	$1,836,315	$1,194,505

EVERCHARM HOLDING LIMITED AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in US$, except shares and per share data)

Deferred tax assets and deferred tax liabilities reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purpose and the tax bases used for income tax purpose. The following represents the tax effect of each major type of temporary difference:

	December 31,
	2009	2008
Effect of deductible temporary differences between assigned value of property, plant and equipment and their tax bases in a business combination	$437,062	$491,694
Effect of taxable temporary differences between assigned value of customer relationship and its tax base in a business combination	$(255,092)	$(340,126)

15.	PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

Condensed balance sheets

	December 31,
	2009	2008
ASSETS
Current asset
Cash and cash equivalents	$1,808	$1,808

Non-current asset
Investment in Great Shengda	33,580,496	18,421,557
	$33,582,304	$18,423,365

Commitments and contingencies	-	-

LIABILITIES AND EQUITY
Current liability
Amount due to Great Shengda	3,225,512	225,512

Stockholders' equity
Common stock (US$1 par value, 6,435,000 shares authorized, issued and outstanding)	6,435,000	6,435,000
Additional paid-in capital	2,640,106	2,640,106
Unappropriated retain earnings	21,281,686	9,122,747
Total stockholders’ equity	30,356,792	18,197,853

	$33,582,304	$18,423,365

Condensed statements of operations

	Year ended December 31,
	2009	2008	2007

Operating income
Equity in profit of Great Shengda	$12,158,939	$10,667,513	$8,871,818
Income tax on the dividend from PRC subsidiary	-	(648,675)	-
Net income	$12,158,939	$10,018,838,	$8,871,818

EVERCHARM HOLDING LIMITED AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in US$, except shares and per share data)

Condensed cash flow statements

	Year ended December 31,
	2009	2008	2007

Cash flows from operating activities:
Net income	$12,158,939	$10,018,838	$8,871,818
Adjustments to reconcile net income to net cash provided by operating activities:
Amount due to Great Shengda	-	648,675	-
Equity in profit of Great Shengda	(12,158,939)	(10,667,513)	(8,871,818)

Net cash provided by operating activities	-	-	-
Net change in cash and cash equivalents	-	-	-
Cash and cash equivalents, beginning of year	1,808	1,808	1,808
Cash and cash equivalents, end of year	$1,808	$1,808	$1,808

Basis of Presentation

For the presentation of the parent company only condensed financial information, the Company records its investment in subsidiaries under the equity method of accounting as prescribed in APB opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock” (“ASC topic 323”). Such investment is presented on the balance sheets as “Investment in Great Shengda” and 100% of the subsidiary profit or loss as “Equity in profit of Great Shengda” on the statements of operations.

16.	COMMITMENTS AND CONTINGENCIES

The Group did not have any significant capital commitment as of December 31, 2009 and 2008.

The Group has entered into operating lease agreements for offices and plants. The estimated annual rental expense for lease commitment is as follows:

Year	Amount
2010	$694,375
2011	254,275
2012	254,275
2013	7,355
2014 and thereafter	7,355
$1,217,635

The Group is not currently a party to any legal proceeding, investigation or claim which, in the opinion of the management, is likely to have a material adverse effect on the business, financial condition or results of operations.

The Group did not record any contingencies as of December 31, 2009 and 2008.

EVERCHARM HOLDING LIMITED AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in US$, except shares and per share data)

17.	SUBSEQUENT EVENT

As of April 12, 2010, which is the consolidated financial statements issuance date, Management identified the following subsequent events:

On April 8, 2010, Evercharm entered into a Share Exchange Agreement with Healthplace Corporation, a Nevada corporation (“Healthplace”) and Shengda (Hangzhou) Holdings Limited (“Shengda Holdings”), the sole shareholder of Evercharm. The closing of the transaction (the “Closing”) took place on April 8, 2010 (the “Closing Date”).

On the Closing Date, pursuant to the terms of the Share Exchange Agreement, Healthplace acquired all the common stock of Evercharm (the “Interests”) from Shengda Holdings; and the Shengda Holdings transferred and contributed all of their Interests to Healthplace. In exchange, Healthplace newly issued 26,962,000 common stock, par value $0.001, to Shengda Holdings.

As a result of the Share Exchange, Evercharm became a wholly owned subsidiary of Healthplace. The sole director of Healthplace has approved the Share Exchange Agreement and the transactions contemplated under the Share Exchange Agreement. The directors of Evercharm have approved the Share Exchange Agreement and the transactions contemplated thereunder.

On April 8, 2010, Healthplace amended its articles of incorporation and changed its name from “Healthplace Corporation” to “China Packaging Group Inc.” to more accurately reflect its new business.

UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

The following pro forma balance sheet has been derived from the audited consolidated balance sheet of Evercharm Holdings Limited (“Evercharm”) at December 31, 2009, and adjusts such information to give the effect of the acquisition of Evercharm by Healthplace Corporation (“Healthplace”)., as if the acquisition had occurred at December 31, 2009. The following pro forma EPS statement has been derived from the consolidated statements of income of Evercharm and adjusts such information to give the effect for the acquisition of Evercharm by Healthplace for the years ended December 31, 2009, 2008 and 2007, respectively. The pro forma consolidated balance sheet and EPS statement is presented for informational purposes only and does not purport to be indicative of the financial condition that would have resulted if the acquisition had been consummated on those historical dates.

Unaudited Pro Forma Combined Earnings per Share
	Year ended December 31,
	2009	2008	2007
Net income attributable to stockholders	12,151,900	8,950,830	7,902,963
Net income per Share
Basic and diluted	0.41	0.30	0.26
Weighted average shares outstanding
Basic and diluted	30,000,000	30,000,000	30,000,000

Unaudited Pro Forma Combined Balance Sheet
	Evercharm
	Holding	Healthplace
	Limited	Corporation
	December 31,	December 31,
	2009	2009	Adjustments
	(A)	(B)	(C)	(D)	Pro Forma
ASSETS
Current assets
Cash and cash equivalents	12,695,444	11,278			12,706,722
Restricted cash	4,401,000				4,401,000
Accounts and notes receivable, net	18,584,909				18,584,909
Inventories	8,505,911				8,505,911
Prepayments and other receivables	1,317,584	500			1,318,084
Total current assets	45,504,848	11,778	-	-	45,516,626
Non-current assets					-
Property, plant and equipment, net	18,693,488				18,693,488
Customers relationship, net	1,020,377				1,020,377
Deferred tax assets	437,062				437,062
	65,655,775	11,778	-	-	65,667,553
LIABILITIES AND EQUITY
Current liabilities
Short-term loans	10,855,800				10,855,800
Accounts and notes payable	13,845,023	7,916			13,852,939
Amounts due to related party	2,411,708				2,411,708
Accrued expenses and other payables	1,432,710				1,432,710
Tax payable	2,754,247				2,754,247
Total current liabilities	31,299,488	7,916	-	-	31,307,404
Non-current liabilities
Deferred tax liability	255,094				255,094
	31,554,582	7,916	-	-	31,562,498
Equity
Stockholders’ equity
Prefer stock (US$0.001 par value 100,000,000 shares authorized, nil shares issued and outstanding)	-	-			-
Common stock (US$0.001 par value, 100,000,000 shares authorized, 30,000,000 shares issued and outstanding)	6,435,000	3,038	(6,435,000)	26,962	30,000
Additional paid-in capital	2,640,106	58,862	6,435,000	(26,962)	9,048,968
				(58,038)
Appropriated retained earnings	5,560,724				5,560,724
Unappropriated retained earnings	12,731,466	(58,038)		58,038	12,731,466
Accumulated other comprehensive income	2,989,496				2,989,496
Total stockholders' equity	30,356,792	3,862	-	-	30,360,654
Noncontrolling interest	3,744,401				3,744,401
Total equity	34,101,193	3,862	-	-	34,105,055
	65,655,775	11,778	-	-	65,667,553

Notes to Unaudited Pro Forma Combined Financial Information:

On April 8, 2010, Healthplace entered into a share exchange agreement, with Evercharm and Shengda (Group) Holdings Limited (“Shengda Holdings”), the sole shareholder of Evercharm. Pursuant to the share exchange agreement, on April 8, 2010, Healthplace acquired 100% of the issued and outstanding capital stock of Evercharm in exchange for 26,962,000 newly issued shares and 638,000 existing shares of Healthplace’s common stock, par value $0.001 per share, which constituted of 92% representing 27,600,000 of its issued and outstanding common stock on a fully-diluted basis as of and immediately after the consummation of the transactions contemplated by the share exchange agreement.

Assumptions and Adjustments:

(A)	Historical consolidated balance sheet as of December 31, 2009 of Evercharm.
(B)	Value of assets and liabilities of Healthplace as of December 31, 2009 acquired and assumed in transaction.
(C)&(D)	On April 8, 2010, the Evercharm's shareholder delivered to Healthplace its Evercharm common stock free and clear of all liens, in exchange for 26,962,000 newly issued shares and 638,000 existing shares of Healthplace’s common stock.

EXHIBIT INDEX

Exhibit No.	Description
2.1	Share Exchange Agreement, dated April 8, 2010, among the Company, Evercharm Holdings Limited and its sole shareholder.
3.1	Amended and Restated Articles of Incorporation of the Company, as amended to date.
3.2	Amended and Restated Bylaws of the Company, as amended to date.
10.1.	Sales Contract (English summary), dated January 1, 2008, between Great Shengda and Hangzhou Panasonic Home Electronics Co., Ltd.
10.2.	Purchase Agreement (English summary), dated April 12, 2009, between Great Shengda and Creo Prepress (Shanghai) Co., Ltd.
10.3.	Sales Contract (English summary), dated May 25, 2009, between Great Shengda and Suzhou Samsung Electronic Import Factory.
10.4.	Sales Contract (English summary), dated December 30, 2009, between Great Shengda and Nong Fu Shan Quan Co., Ltd.
10.5.	Form of Sales Contract (English summary), between Great Shengda and Hangzhou Wahaha Group Co., Ltd.
10.6.	Form of Purchase Agreement (English summary), between Great Shengda and Wuxi Rongcheng Paper Co., Ltd.
10.7.	Form of Purchase Agreement (English summary), between Great Shengda and Jiangsu Lee & Man Paper Manufacturing Co., Ltd.
10.8.	Form of Purchase Agreement (English summary), by and among Great Shengda, Anhui Shanying Paper Ltd and Ma’anshan Tianfu Paper Products Co., Ltd.
10.9.	Form of Purchase Agreement (English summary), between Great Shengda and Jiulong Paper (Taicang) Co., Ltd.
10.10.	Form of Purchase Agreement (English summary), between Great Shengda and Hangzhou Changgang Paper Co., Ltd.
10.11.	Form of Purchase Agreement (English summary), between Shengda Color and Wuxi Rongcheng Paper Co., Ltd.
10.12.	Form of Purchase Agreement (English summary), between Shengda Color and Jiangsu Lee & Man Paper Manufacturing Co., Ltd.
10.13.	Form of Purchase Agreement (English summary), by and among Shengda Color, Anhui Shanying Paper Ltd. and Ma’anshan Tianfu Paper Products Co., Ltd.
10.14.	Form of Purchase Agreement (English summary), by and among Hangzhou Shengming, Anhui Shanying Paper Ltd. and Ma’anshan Tianfu Paper Products Co., Ltd.
10.15.	Form of Purchase Agreement (English summary), between Hangzhou Shengming and Jiangsu Lee & Man Paper Manufacturing Co., Ltd.

Exhibit No.	Description
10.16.	Loan Agreement (English summary), dated October 19, 2009, between Great Shengda and Xiaoshan Branch of Bank of China.
10.17.	Loan Agreement (English summary), dated November 11, 2009, between Great Shengda and Xiaoshan Branch Bank of China.
10.18.	Loan Agreement (English summary), dated December 21, 2009, between Great Shengda and Xiaoshan Branch Bank of China.
10.19.	Loan Agreement (English summary), dated December 30, 2009, between Hangzhou Shengming and Xiaoshan Branch of Agricultural Bank of China.
10.20.	Loan Agreement (English summary), dated January 15, 2010, between Great Shengda and Xiaoshan Branch Bank of China.
10.21.	Loan Agreement (English summary), dated February 3, 2010, between Great Shengda and Xiaoshan Branch of Bank of China.
10.22.	Commercial Bill Acceptance Agreement (English summary), dated September 21, 2009, between Great Shengda and Xiaoshan Branch of Bank of China.
10.23.	Commercial Bill Acceptance Agreement (English summary), dated October 15, 2009, between Great Shengda and Xiaoshan Branch of Bank of China.
10.24.	Commercial Bill Acceptance Agreement (English summary), dated December 28, 2009, between Great Shengda and Xiaoshan Branch of Bank of China.
10.25.	Commercial Bill Acceptance Agreement (English summary), dated January 12, 2010, between Great Shengda and Xiaoshan Branch of Bank of China.
10.26.	Maximum Debt Guarantee Contract (English summary), dated March 12, 2009, by and among Great Shengda, SD Group and Xiaoshan Branch of Bank of China.
10.27.	Maximum Debt Guarantee Contract (English summary), dated September 10, 2009, by and among Great Shengda, SD Group and Xiaoshan Branch of Bank of China.
10.28.	Maximum Debt Guarantee Contract (English summary), dated December 31, 2009, by and among Hangzhou Shengming, SD Group and Xiaoshan Branch of Bank of Agricultural Bank of China.
10.29.	Lease Agreement (English summary), dated January 1, 2007, between Hangzhou Shengming and SD Group.
10.30.	Lease Agreement (English summary), dated March 1, 2007, between Hangzhou Shengming and Xiang He Qiao Village.
10.31.	Lease Agreement (English summary), dated January 1, 2010, between Shengda Color and Zhejiang Shuang Ke Da Weaving Co., Ltd
10.32.	Lease Agreement (English summary), dated January 1, 2010, between Great Shengda and Xin Shengda.
10.33.	Employment Agreement (English summary), dated March 28, 2010, between Great Shengda and Daliang Teng.
10.34.	Employment Agreement, dated March 28, 2010, between Great Shengda and TJ Wu (English translation).
14 *	Code of Ethics of the Company [incorporated by reference to Exhibit 14.1 to the Company Annual Report on Form 10-K filed on September 29, 2008].
21	Subsidiaries of the Company.

* incorporated by reference